Exhibit 2.1

Execution Copy

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

CHAIN BRIDGE I,

CB HOLDINGS, INC.,

CB MERGER SUB 1

CB MERGER SUB 2, INC.,

AND

PHYTANIX BIO

DATED AS OF JULY 22, 2024

i

ii

ANNEXES AND EXHIBITS

Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of Company Shareholder Transaction Support Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Certificate of Designations for HoldCo Preferred Shares
Exhibit E	Form of Leak-out Agreement

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 22, 2024, is made by and among Chain Bridge I, a Cayman Islands exempted company (“CBRG”), CB Holdings, Inc., a Nevada corporation (“HoldCo”), CB Merger Sub 1, a Cayman Islands exempted company (“CBRG Merger Sub”), Phytanix Bio, a Nevada corporation (the “Company”), and CB Merger Sub 2, Inc., a Nevada corporation (“Company Merger Sub”). CBRG, HoldCo, CBRG Merger Sub, the Company, and Company Merger Sub shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) CBRG is a blank check company incorporated as a Cayman Islands exempted company on January 21, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, (b) HoldCo is, as of the date of this Agreement, a wholly-owned Subsidiary of CBRG that was formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Documents, (c) CBRG Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of HoldCo that was formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Documents, and (d) Company Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of HoldCo that was formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of CBRG, CBRG is required to provide an opportunity for its shareholders to have their outstanding CBRG Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Required CBRG Shareholder Approval;

WHEREAS, as of the date of this Agreement, Fulton AC, a Cayman Islands exempted limited company (the “CBRG Sponsor”), owns 3,166,000 CBRG Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the CBRG Sponsor, CBRG, HoldCo, and the Company are entering into the sponsor letter agreement, substantially in the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, the CBRG Sponsor has agreed to (i) vote all CBRG Shares owned by him, her or it in favor of this Agreement and the transactions contemplated hereby (including the Mergers), and (ii) subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the CBRG Merger Effective Time, to waive any adjustment to the conversion ratio set forth in the Governing Documents of CBRG or any other anti-dilution or similar protection, in each case, with respect to the CBRG Class B Shares owned by him, her or it in connection with the transaction contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, CBRG, the Company, and certain Company Shareholders (collectively, the “Supporting Company Shareholders”) shall enter into a transaction support agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Company Shareholder Transaction Support Agreements”), pursuant to which each such Supporting Company Shareholder will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers), (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing, and (c) not transfer any of his, her or its Equity Securities of the Company, in each case, on the terms and subject to the conditions set forth in the Company Shareholder Transaction Support Agreements;

WHEREAS, on June 26, 2024, certain investors (the “Financing Investors”) and the Company entered into that certain Securities Purchase Agreement (the “Financing Agreement”), pursuant to which, among other things, the Financing Investors agreed to purchase (i) certain promissory notes of the Company (the “Financing Notes”) in the original principal amount of $4,413,650.40 (the “Financing Commitment”), (ii) certain warrants to acquire Company Common Shares (as defined below) (the “Financing Common Warrants”), and (iii) warrants to acquire Company Series A Preferred Shares (as defined below) (the “Financing Preferred Warrants”, and together with the Financing Common Warrants, the “Financing Warrants”) (such financing collectively, the “2024 Financing”), in each case, on the terms and subject to the conditions set forth in the Transaction Documents (as defined in the Financing Agreement);

WHEREAS, upon consummation of the 2024 Financing, the Company issued a loan to CBRG pursuant to that certain promissory note dated as of June 26, 2024 in the aggregate original principal amount of $1,590,995.12 (the “SPAC Note”);

WHEREAS, concurrently with the execution of this Agreement, each of HoldCo, the CBRG Sponsor and certain Company Shareholders shall enter into an investor rights agreement substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), pursuant to which, among other things, subject to, and conditioned upon and effective as of, the CBRG Merger Effective Time, each of the CBRG Sponsor and the Company Shareholders party thereto (a) will agree not to effect any sale or distribution of any Equity Securities of HoldCo held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective HoldCo Shares, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of CBRG (the “CBRG Board”) has (a) approved this Agreement, the Ancillary Documents to which CBRG is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Mergers) by the holders of CBRG Shares entitled to vote thereon;

WHEREAS, the board of directors of HoldCo (the “HoldCo Board”) has (a) unanimously approved this Agreement, the Ancillary Documents to which HoldCo is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Mergers) by the holders of HoldCo Shares entitled to vote thereon;

WHEREAS, the board of directors of CBRG Merger Sub has unanimously approved this Agreement, the Ancillary Documents to which CBRG Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the CBRG Merger);

WHEREAS, the board of directors of Company Merger Sub has unanimously approved this Agreement, the Ancillary Documents to which Company Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Company Merger);

WHEREAS, CBRG, as the sole stockholder of HoldCo, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which HoldCo is or will be a party and the transactions contemplated hereby and thereby (including the Mergers);

WHEREAS, HoldCo, as the sole shareholder of CBRG Merger Sub and the sole stockholder of Company Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which each of CBRG Merger Sub and Company Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Mergers);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) unanimously approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Company Merger) and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Company Merger) by the holders of Company Shares entitled to vote thereon;

WHEREAS, the Company Shareholders holding a number of Company Shares sufficient to provide the Requisite Company Shareholder Approval will, as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of effectiveness of the Registration Statement/Proxy Statement, approve this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Company Merger) by executing and delivering the Company Shareholder Written Consent;

WHEREAS, on the Closing Date, at the CBRG Merger Effective Time, CBRG Merger Sub will merge with and into CBRG (the “CBRG Merger”), with CBRG as the surviving company in such merger and, after giving effect to such merger, CBRG will be a wholly-owned Subsidiary of HoldCo, and (i) each issued and outstanding CBRG Share will be automatically converted, as of the CBRG Merger Effective Time, into the right to receive one (1) HoldCo Share, in each case, on the terms and subject to the conditions set forth in this Agreement and (ii) each outstanding CBRG warrant to purchase one CBRG Share will be converted into one HoldCo warrant to purchase one HoldCo Share;

WHEREAS, on the Closing Date, following the consummation of the CBRG Merger, at the Company Merger Effective Time, Company Merger Sub will merge with and into the Company (the “Company Merger” and together with the CBRG Merger, the “Mergers”), with the Company as the surviving company in such merger and, after giving effect to such merger, (1) the Company will be a wholly-owned Subsidiary of HoldCo, (2) each issued and outstanding Company Share will be automatically converted as of the Company Merger Effective Time into the right to receive a portion of the Transaction Share Consideration, (3) the Financing Notes will be exchanged for 7,488 Series A Convertible Preferred Shares of HoldCo (the “Financing Note Exchange”), (4) each Financing Common Warrant will be converted into one HoldCo warrant to purchase one HoldCo Share (a “Rollover Common Warrant”), and (5) each Financing Preferred Warrant will be converted into one HoldCo warrant to purchase one Series A Convertible Preferred Share (a “Rollover Preferred Warrant”), in each case, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) the Mergers and the Financing Notes (to the extent applicable) shall collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code, (b) the Company Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (c) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (clauses (a) through (c), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“280G Approval” has the meaning set forth in Section 5.21.

“2024 Financing” has the meaning set forth in the recitals to this Agreement.

“Additional CBRG SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Financing Proceeds” means the sum of, without duplication, the aggregate gross cash proceeds received by the CBRG Parties or the Company in respect of the 2024 Financing, and the aggregate gross cash proceeds received by the CBRG Parties whether such proceeds are received prior to or on the Closing Date and before giving effect to any uses thereof (including the payment or satisfaction of any fees, costs or expenses). Notwithstanding anything to the contrary herein, (i) any cash proceeds received by a CBRG Party or the Company or any of its Affiliates in respect of the 2024 Financing prior to the Closing Date shall constitute, and be taken into account for purposes of determining, Aggregate Financing Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds) and (ii) if any CBRG Party or the Company or any of its Affiliates directs all or any portion of the proceeds from any of the foregoing financings to pay any fees, costs or expenses, such proceeds will, for the avoidance of doubt, be deemed received pursuant to this definition and will constitute “Aggregate Financing Proceeds”.

“Aggregate In-the-Money Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all In-the-Money Options if all such In-the-Money Options were exercised in full immediately prior to the Company Merger Effective Time (without giving effect to any “net” exercise or similar concept).

“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the aggregate cash proceeds available for release to any CBRG Party (or any designees thereof) from the Trust Account in connection with the transactions contemplated hereby (after giving effect to the CBRG Shareholder Redemption and before giving effect to the payment of any fees, costs or expenses (including, for the avoidance of doubt, any deferred underwriting commissions)) and (b) the Aggregate Financing Proceeds.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3(a).

“Allocation Schedule Requirements” has the meaning set forth in Section 2.3(b).

“Ancillary Documents” means the Investor Rights Agreement, Sponsor Letter Agreement, the Financing Agreement, Financing Note, the Company Shareholder Transaction Support Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby (including the Mergers).

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other anti-bribery, anti-money laundering or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Business” means the business of, directly or indirectly, researching, developing, testing, manufacturing, distributing, marketing or selling products, platforms, or services related to cardiac ablation therapeutic (or similar) technologies for the treatment of cardiac disorders or diseases, or any activities, services, products, platforms or businesses incidental or attendant thereto.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Cayman Companies Law” means the Companies Act (Revised) of the Cayman Islands.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“CBRG” has the meaning set forth in the preamble of this Agreement.

“CBRG Acquisition Proposal” means any transaction or series of related transactions under which CBRG or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a “business combination” (as defined in the Governing Documents of CBRG), or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a CBRG Acquisition Proposal.

“CBRG Board” has the meaning set forth in the recitals to this Agreement.

“CBRG Board Recommendation” has the meaning set forth in Section 5.8.

“CBRG Class A Shares” means CBRG’s Class A ordinary shares, par value US$0.0001 per share.

“CBRG Class B Shares” means CBRG’s Class B ordinary shares, par value US$0.0001 per share.

“CBRG D&O Persons” has the meaning set forth in Section 5.16(a).

“CBRG Designee” has the meaning set forth in Section 5.18(b).

“CBRG Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by CBRG on the date of this Agreement.

“CBRG Existing Director Agreements” means those certain Letter Agreements, each dated December 29, 2023, between CBRG and each of Mr. Silberman, and Mr. Baron, and that certain Letter Agreement, dated February 21, 2024 between CBRG and Mr. Wiener.

“CBRG Expiration Date” means the later of (a) November 15, 2024 or (b) the date (or latest date, in the event of multiple CBRG Extensions) set as the deadline for CBRG to consummate its initial business combination following one or more CBRG Extensions.

“CBRG Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of any CBRG Party, whether or not due and payable, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of any CBRG Party, (b) any other fees, expenses, commissions or amounts that are expressly allocated to any CBRG Party pursuant to this Agreement or any Ancillary Document, (c) any deferred underwriter fees, discounts and commissions in connection with CBRG’s initial public offering, (d) the fees, costs and expenses incurred in connection with the 2024 Financing, including any cash financing fees or third-party advisory expenses in connection therewith, (e) the costs and expenses associated with any filings with or notifications to any Governmental Entity in connection with the transactions contemplated by this Agreements or the Ancillary Documents, including pursuant to the HSR Act, (f) the fees, costs and expenses associated with the preparation and filing of the Registration Statement/Proxy Statement, (g) the SPAC Note and any Working Capital Note, (h) the fees and costs associated with the CBRG Extension, if any, and (i) the fees, costs and expenses associated with the CBRG Shareholders Meeting.

“CBRG Extension” has the meaning set forth in Section 5.23.

“CBRG Financial Statements” means all of the financial statements of CBRG included in the CBRG SEC Reports.

“CBRG Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), and Section 4.6 (other than clause 9(d)  thereof) (Capitalization of the CBRG Parties).

“CBRG Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of the CBRG Parties to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Notwithstanding the foregoing or anything to the contrary herein, (a) in no event shall (i) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any CBRG Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (i) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (ii) any CBRG Shareholder Redemption, in and of itself, or (iii) any breach of any covenants, agreements or obligations of a Financing Investor under any Financing Agreement (including any breach of a Financing Investor’s (other than CBRG Sponsor and its Affiliates) obligations to fund any amounts thereunder when required), in and of itself, constitute a CBRG Material Adverse Effect and (b) no change, event, effect or occurrence that is generally applicable to “SPACs” shall be taken into account in determining whether a CBRG Material Adverse Effect has occurred or is reasonably likely to occur, except to the extent any such change, event, effect or occurrence has or would reasonably be expected to have a disproportionate adverse effect on CBRG relative to other similarly situated “SPACs”.

“CBRG Merger” has the meaning set forth in the recitals to this Agreement.

“CBRG Merger Consideration” has the meaning set forth in Section 2.1(c)(vii).

“CBRG Merger Effective Time” has the meaning set forth in Section 2.1(c)(ii).

“CBRG Merger Proposal” has the meaning set forth in Section 5.8.

“CBRG Merger Sub” has the meaning set forth in the preamble of this Agreement.

“CBRG Parties” means, collectively, CBRG, HoldCo, CBRG Merger Sub and Company Merger Sub.

“CBRG Plan of Merger” has the meaning set forth in Section 2.1(c)(ii).

“CBRG Related Party” has the meaning set forth in Section 4.9.

“CBRG Related Party Transactions” has the meaning set forth in Section 4.9.

“CBRG SEC Reports” has the meaning set forth in Section 4.7.

“CBRG Shareholder” means a holder of CBRG Class A Shares and/or CBRG Class B Shares as of any determination time prior to the CBRG Merger Effective Time.

“CBRG Shareholder Redemption” means the right of eligible holders of CBRG Class A Shares to redeem all or a portion of their CBRG Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of CBRG.

“CBRG Shareholders Meeting” has the meaning set forth in Section 5.8.

“CBRG Shares” means, collectively, the CBRG Class A Shares and the CBRG Class B Shares.

“CBRG Sponsor” has the meaning set forth in the recitals to this Agreement.

“Certificates” has the meaning set forth in Section 2.1(c)(vii).

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then-outstanding securities of HoldCo; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then-outstanding securities of HoldCo or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of the HoldCo and its Subsidiaries, taken as a whole.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of, or in connection with, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, excluding any “double trigger” or “multiple trigger” bonus, payment or amount that may become payable when combined with or followed by one or more additional facts, matters or events, or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document or one or more circumstances, matters, transactions or events unrelated to this Agreement or the Ancillary Documents).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means any inquiry, proposal or offer concerning (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company and its controlled Affiliates, taken as a whole, or a majority of the voting power or Equity Securities of the Company, or (ii) acquires, is granted, leased or licensed or otherwise purchases all or a material portion of assets, properties or businesses of the Company and its controlled Affiliates, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, purchase of assets, share exchange, business combination, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any issuance, sale or acquisition of any portion of the Equity Securities or voting power or similar investment in the Company or any of its Subsidiaries (other than the issuance of Company Options in accordance with the terms of a Company Equity Plan prior to the Closing). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or any other transaction with CBRG, any Financing Investor or any of their respective Affiliates shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 5.15(a).

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company.

“Company Certificate of Merger” has the meaning set forth in Section 2.1(d)(ii).

“Company Common Shares” means shares of common stock, par value $0.000000001 per share, of the Company designated as “Common Stock” pursuant to the Company Certificate of Incorporation.

“Company D&O Persons” has the meaning set forth in Section 5.17(a).

“Company Designee” has the meaning set forth in Section 5.18(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to CBRG by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option and each other award (including restricted share unit, deferred share unit, share appreciation right, or phantom equity award) to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company that provides rights of any kind to receive any Equity Security, or a payment with respect to the value of any Equity Security, of any Group Company under any Company Equity Plan or otherwise.

“Company Equity Plan” means the Company 2024 Stock Plan and each other plan that provides for the award, grant or issuance to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Equityholders” means, collectively, the Company Shareholders, the holders of Company Equity Awards, the holders of Company Warrants, and the holders of any other Equity Securities of the Company, as of any determination time prior to the Company Merger Effective Time.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) through Section 3.2(e), and Section 3.2(g) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.4(f) (Financial Statements; Undisclosed Liabilities), Section 3.8(a) and Section 3.8(b)(ii) (Absence of Changes) and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms of hereof; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Group Companies relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Merger” has the meaning set forth in the recitals to this Agreement.

“Company Merger Effective Time” has the meaning set forth in Section 2.1(d)(ii).

“Company Merger Sub” has the meaning set forth in the preamble of this Agreement.

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Preferred Shares” means, collectively, the Company Series A Preferred Shares.

“Company Preferred Shares Conversion” has the meaning set forth in Section 2.4(b).

“Company Product” means technology, materials or products that are being researched, tested, developed, manufactured, distributed, used, marketed or sold by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Series A Preferred Shares” means shares of preferred stock, par value $0.000000001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Shareholder Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Company Shareholder Written Consent” has the meaning set forth in Section 5.15(a).

“Company Shareholder Written Consent Deadline” has the meaning set forth in Section 5.15(a).

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Company Merger Effective Time.

“Company Shareholder Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Company Shares” means, collectively, the Company Common Shares, and any Company Common Shares issuable in respect of any Company Warrant.

“Company Warrant Exercise” has the meaning set forth in Section 2.4(e).

“Company Warrants” means, as of any determination time, each warrant (or similar instrument) to purchase Company Shares that is outstanding, including those listed on Section 2.4(d) of the Company Disclosure Schedules, but shall not include the Financing Warrants.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of March 19, 2024, by and between the Company and CBRG.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic, or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(d).

“Designated Material Contracts” has the meaning set forth in Section 5.1(b)(vii).

“Dissenting Company Shareholder” has the meaning set forth in Section 2.7(b).

“Dissenting Company Shares” has the meaning set forth in Section 2.7(b).

“DPA” has the meaning set forth in Section 4.18.

“Earnout Period” means the time period between the Closing Date and the fifth anniversary of the Closing Date.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each severance, gratuity, termination indemnity, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, policy, Contract or arrangement and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Group Company has any Liability or with respect to which any Group Company has or could reasonably be expected to have any Liability, other than any plan required by applicable Law that is sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture, or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $58,000,000.

“Equity Value Per Share” means (a) the Equity Value, divided by (b) the Fully-Diluted Company Capitalization.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.6(a).

“Exchange Fund” has the meaning set forth in Section 2.6(d).

“Exchange Ratio” means (a) the Equity Value Per Share, divided by (b) the HoldCo Share Value.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” has the meaning set forth in Section 3.24(b).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financing Agreement” has the meaning set forth in the recitals to this Agreement.

“Financing Commitment” has the meaning set forth in the recitals to this Agreement.

“Financing Note” has the meaning set forth in the recitals to this Agreement.

“Financing Note Exchange” has the meaning set forth in the recitals to this Agreement.

“Financing Common Warrants” has the meaning set forth in the recitals to this Agreement.

“Financing Preferred Warrants” has the meaning set forth in the recitals to this Agreement.

“Financing Warrants” has the meaning set forth in the recitals to this Agreement.

“First Surviving Company” has the meaning set forth in Section 2.1(c)(i).

“First Surviving Company Governing Documents” has the meaning set forth in Section 2.1(c)(iv).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Fully-Diluted Company Capitalization” means, without duplication, the sum of (a) the aggregate number of Company Shares outstanding as of immediately prior to the Company Merger Effective Time (and after, for the avoidance of doubt, giving effect to (i) the Company Preferred Shares Conversion, and (ii) the termination or net exercise of the Company Warrants pursuant to Section 2.4(e)), and (b) the aggregate number of Company Shares subject to In-the-Money Options as of immediately prior to the Company Merger Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including notified bodies as well as any arbitral tribunal (public or private). For the avoidance of doubt, any institutional review board, ethics committee, data monitoring committee, or other committee or entity with authority with respect to any activities or Company Products that are subject to any Healthcare Regulatory Authorities shall constitute a Governmental Entity.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any material, substance or waste that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“Healthcare Regulatory Authority” means any Governmental Entity with jurisdiction over (a) the research, development, marketing, labeling, sale, distribution, use, handling and control, safety, efficacy, reliability, manufacturing, approval, licensing of any drug, (b) federal healthcare programs, (c) commercial or private insurance entities or companies or (d) the protection of personal or health information. For the avoidance of doubt the FDA, the Centers for Medicare & Medicaid Services, the U.S. Department of Justice, the U.S. Department of Health and Human Services, Office of Civil Rights, State Departments of Insurance, and the Federal Trade Commission and their equivalent state, local and foreign entities as well as notified bodies shall each constitute a Healthcare Regulatory Authority.

“HoldCo” has the meaning set forth in the preamble of this Agreement.

“HoldCo Board” means the meaning set forth in the recitals to this Agreement.

“HoldCo Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“HoldCo Series A Preferred Shares” means the preferred stock of HoldCo to be designated “Series A Convertible Preferred Stock” pursuant to a Certificate of Designations in substantive form attached hereto as Exhibit D.

“HoldCo Share Value” means $10.00.

“HoldCo Shares” means shares of common stock, par value $0.0001 per share, of HoldCo.

“HoldCo Preferred Shares” means the HoldCo Series A Preferred Shares.

“HoldCo Warrants” means, collectively, warrants to purchase HoldCo Shares and HoldCo convertible preferred stock.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-the-Money Option” means each Vested Company Option with an aggregate value (based on the Equity Value) that exceeds the aggregate exercise price of such Company Option.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not, (e) rights in or to Software or other technology; and (f) any other intellectual or similar proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law and, if applicable, fiduciary or similar duties), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leak-out Agreement” means those Leak-out Agreements to be entered into with holders of the Financing Notes in form and substance set forth on Exhibit E hereto.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal, in a form to be mutually agreed between CBRG and the Company (such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lookback Date” means January 1, 2021.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Material Supplier” has the meaning set forth in Section 3.21.

“Medical Devices Laws” means all applicable Laws relating to the development, design, pre-clinical testing, clinical testing, approval or clearance, manufacture, production, analysis, distribution, placing on the market, putting into service, importation, exportation, use, handling, quality, sale, advertising or promotion of any drug, biologic, medical device or electronic product (including medical devices regulated by FDA as electronic products and any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations, or similar federal, state or foreign Laws, including the Medical Devices Directive 93/42/EEC and the Medical Devices Regulation (EU) 2017/745.

“Mergers” has the meaning set forth in the Recitals.

“Multiemployer Plan” has the meaning set forth in Section (3)(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“NRS” has the meaning set forth in the recitals to this Agreement.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions.

“Officers” has the meaning set forth in Section 5.18(c).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Transaction Proposal” means each Transaction Proposal, other than the Business Combination Proposal and the CBRG Merger Proposal.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, declarations of conformity, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with, as applicable, any of the Group Companies’ or CBRG’s use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company or CBRG, as applicable, and do not prohibit or materially interfere with any of, as applicable, the Group Companies’ or CBRG’s use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company or CBRG, as applicable, of non-exclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity, or Governmental Entity.

“Personal Data” means any data or information that (a) can, alone or when combined with other information, identify a natural person, or (b) is otherwise classified as “personal data,” “personal information,” “personally identifiable information” (or any similar term) subject to Privacy Laws or Privacy and Data Security Policies.

“PNO” has the meaning set forth in Section 3.25(a).

“Post-Closing HoldCo Bylaws” has the meaning set forth in Section 2.1(b).

“Post-Closing HoldCo Certificate of Incorporation” has the meaning set forth in Section 2.1(b).

“Pre-Closing CBRG Memorandum and Articles of Association” means the Second Amended and Restated Memorandum and Articles of Association of CBRG, adopted by special resolution effective on February 7, 2024.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means Laws in any jurisdiction relating to the Processing or protection of Personal Data, including the European Union General Data Protection Regulation 2016/679, the e-Privacy Directive (2002/58/ED) and including any predecessor, successor or implementing legislation of the foregoing, and any amendments or re- enactments of the foregoing.

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement/Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus of HoldCo and proxy statement of CBRG.

“Regulatory Permits” means all Permits granted by any Healthcare Regulatory Authority or comparable Governmental Entity and/or notified bodies, including biomarker qualification determinations, drug development tool qualifications, investigational new drug applications, new drug applications, abbreviated new drug applications, device premarket approval applications, device premarket notifications, EC certificates, EC declarations of conformity, investigational device exemptions, and other comparable national or foreign manufacturing approvals and authorizations.

“Representatives” means (a) with respect to any Party or other Person (in each case, other than the Company prior to the Closing), such Party’s or Person’s, as applicable, Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives, and (b) with respect to the Company prior to the Closing, the Company’s Affiliates and the Company’s and its Affiliates’ respective equityholders, directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required CBRG Shareholder Approval” means the approval of the Business Combination Proposal and the CBRG Merger Proposal by the affirmative vote of the holders of the requisite number of CBRG Shares entitled to vote thereon, whether in person or by proxy at the CBRG Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of CBRG and applicable Law.

“Required Company Financial Statements” means, collectively, (a) the Audited Financial Statements, (b) Unaudited Financial Statements and (c) each of the other financial statements or similar reports of the Group Companies required, as a result of the passage of time or otherwise, to be included in the Registration Statement/Proxy Statement or any other filings to be made by HoldCo, the Group Companies or CBRG with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document.

“Requisite Company Shareholder Approval” has the meaning set forth in Section 5.15(a).

“Requisite Preferred Majority” means the holders of a majority of the outstanding Company Preferred Shares, whose vote or prior written consent is required for the automatic conversion of Company Preferred Shares into Company Common Shares pursuant to Article V, Section 4(b) of the Company Certificate of Incorporation.

“Rollover In-the-Money Option” has the meaning set forth in Section 2.4(c).

“Rollover Common Warrants” has the meaning set forth in the recitals to this Agreement.

“Rollover Preferred Warrants” has the meaning set forth in the recitals to this Agreement.

“Rollover Warrants” means, as applicable, the Rollover Common Warrants or the Rollover Preferred Warrants.

“Sanctioned Country” means any jurisdiction that is, or has been since the Lookback Date, the subject or target of a comprehensive embargo under Sanctions and Export Control Laws, including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region and so-called Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR) regions of Ukraine.

“Sanctioned Person” means any Person subject to or the target of sanctions or restrictions Sanctions and Export Control Laws, including: (a) any Person listed on any U.S. or applicable non-U.S. sanctions- or export-related restricted persons list, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC; (b) any Person organized, resident, or located in a Sanctioned Country; (c) any Person in which a Person described in clauses (a)-(b) otherwise controls or directly or indirectly owns a 50% or greater interest; or (d) any Person with which U.S. Persons are otherwise prohibited from doing business under Sanctions and Export Control Laws.

“Sanctions and Export Control Laws” means any Law or Order related to export, reexport, transfer (in- country), import, and provision of goods (including technical data and technology) and services, including: (a) any applicable Law or Order relating to economic or trade sanctions, including the regulations administered and enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury; (b) the U.S. Export Administration Regulations; (c) the International Traffic in Arms Regulations; (d) the Foreign Trade Regulations; (e) the Laws administered by the U.S. Customs and Border Protection; (f) any other applicable Laws relating to the export, reexport, transfer, and import activities of the Company in or economic or trade sanctions administered by the European Union, any European Union Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom; or (g) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the CBRG Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Surviving Company” has the meaning set forth in Section 2.1(d)(i).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means, collectively, the Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Solvent” means, with respect to the Group Companies as of any date of determination, that, as of such date, the Group Companies (a) are able to pay all Indebtedness as it becomes due, have capital sufficient to carry on their business as presently conducted and proposed to be conducted, and own property and assets which have both a fair value and a fair saleable value in excess of the amount required to pay all Indebtedness as it becomes due, and (b) have not (i) defaulted on or otherwise failed to pay its Indebtedness when due or are otherwise in default or breach in respect of any of its Indebtedness, (ii) agreed to, requested or adopted (A) any moratorium or suspension of payment of any Indebtedness, or (B) the appointment of a receiver, administrator, liquidator, assignee, trustee or other similar officer with respect to the Company or any of its Subsidiaries or any of their respective assets, businesses or properties, (iii) made any assignment for the benefit of creditors or an admission in writing of the inability of the Company or any of its Subsidiaries to pay its debts as they become due, or (iv) done any other thing under any applicable Law relating to bankruptcy or insolvency with similar effect as any of the foregoing (i) through (iii).

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of Equity Securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, national health insurance, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever imposed by any Governmental Entity, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any amendment of any of the foregoing.

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Treasury Regulations” means the regulations promulgated under the Code by the Internal Revenue Service and United States Department of Treasury.

“Trading Day” shall mean any day on which HoldCo Shares are actually traded on the Trading Market on which HoldCo Shares are then traded.

“Trading Market” shall mean the Nasdaq Capital Market or any other principal securities exchange or securities market on which the HoldCo Shares are listed or quoted for trading as of an applicable date.

“Transaction Share Consideration” means an aggregate number of HoldCo Shares equal to (a) the Equity Value, divided by (b) the HoldCo Share Value.

“Triggering Event I” means the earlier of the date on which (1) the volume-weighted average price per HoldCo Share is equal to or greater than $12.50 for 20 Trading Days on any consecutive 30 Trading Day period within the Earnout Period, or (2) an Investigational New Drug (IND) of the Company is accepted by the United States Food and Drug Administration (FDA) or the Company receives positive data from Phase I clinical trials.

“Triggering Event II” means the earlier of the date on which the volume-weighted average price per HoldCo Share is equal to or greater than $15.00 for 20 Trading Days on any consecutive 30 Trading Day period within the Earnout Period or the Company completes a definitive agreement for out-licensing of any compound(s) in the therapeutic areas of pain or seizure disorders.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Group Companies as of March 31, 2024 and March 31, 2023 and the related unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for the three-month periods then ended.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Company Merger Effective Time that is vested as of such time or will vest in connection with, or after taking into account the effect of, the consummation of the transactions contemplated hereby (whether at the Company Merger Effective Time or otherwise).

“Waived 280G Benefits” has the meaning set forth in Section 5.21.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar foreign, state or local Laws.

“Working Capital Note” means any note for borrowed money from the CBRG Sponsor or its affiliates to CBRG to cover working capital expenses and other CBRG Expenses.

Article 2
MERGERS

Section 2.1           Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)            CBRG Shareholder Redemption. On the Closing Date, prior to the CBRG Merger Effective Time, CBRG shall cause each CBRG Share that a CBRG Shareholder has timely and validly elected to redeem (pursuant to the exercise of such holder’s right to a CBRG Shareholder Redemption), to be redeemed, in each case, on the terms and subject to the conditions set forth in CBRG’s Governing Documents.

(b)            HoldCo Governing Documents. Prior to the CBRG Merger Effective Time, CBRG and HoldCo shall cause (i) HoldCo to file with the Nevada Secretary of State, an amended and restated certificate of incorporation of HoldCo, in a form to be mutually agreed between CBRG and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Post-Closing HoldCo Certificate of Incorporation”), and (ii) the board of directors of HoldCo to approve and adopt amended and restated bylaws of HoldCo, in a form to be mutually agreed between CBRG and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Post-Closing HoldCo Bylaws”). Following the Closing, HoldCo’s name will be changed to “Phytanix, Inc.”, provided that if such name is not available in Nevada or HoldCo is otherwise unable to change its name to “Phytanix, Inc.” in Nevada, it shall cause its name to be changed to such other name mutually agreed to by CBRG and the Company (such agreement not to be unreasonably withheld, conditioned or delayed). The Post-Closing HoldCo Certificate of Incorporation and the Post-Closing HoldCo Bylaws shall be the Governing Documents of HoldCo from and after the filing of the Post-Closing HoldCo Certificate of Incorporation until such time that any such Governing Documents are amended, restated, supplemented or otherwise modified in accordance with the underlying terms thereof and applicable Law.

(c)            The CBRG Merger.

(i)            On the terms and subject to the conditions set forth in this Agreement and the CBRG Plan of Merger and in accordance with the Cayman Companies Law, as promptly as practicable on the Closing Date, CBRG Merger Sub shall merge with and into CBRG at the CBRG Merger Effective Time. At and following the CBRG Merger Effective Time, the separate existence of CBRG Merger Sub shall cease and CBRG shall continue as the surviving company of the CBRG Merger (the “First Surviving Company”).

(ii)            On the Closing Date HoldCo, CBRG and CBRG Merger Sub shall cause the CBRG Merger to be consummated by executing and filing with the Registrar of Companies of the Cayman Islands, the plan of merger substantially in the form to be agreed between CBRG and the Company (which shall, without limitation, include the particulars required pursuant to the Cayman Companies Law) (the “CBRG Plan of Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Law or by any other applicable Law to make the CBRG Merger effective. The CBRG Merger shall become effective on the date and at the time at which the CBRG Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later date and/or time as CBRG and CBRG Merger Sub may agree and specify pursuant to the Cayman Companies Law (the time the CBRG Merger becomes effective being referred to herein as the “CBRG Merger Effective Time”).

(iii)            The CBRG Merger shall have the effects set forth in this Agreement, the CBRG Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the CBRG Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of CBRG and CBRG Merger Sub shall vest in the First Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of CBRG and CBRG Merger Sub shall become the debts, liabilities, obligations and duties of the First Surviving Company, in each case, in accordance with the applicable provisions of the Cayman Companies Law.

(iv)            At the CBRG Merger Effective Time, the memorandum and articles of association of CBRG, as in effect immediately prior to the CBRG Merger Effective Time, shall be amended and restated in a form to be mutually agreed between CBRG and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) (the “First Surviving Company Governing Documents”) and, as so amended and restated, shall be the Governing Documents of the First Surviving Company on and from the CBRG Merger Effective Time until thereafter changed or amended as provided therein or by applicable Law.

(v)            At the CBRG Merger Effective Time, the initial directors and officers of the First Surviving Company shall be the same Persons that are designated as the officers and directors of HoldCo, each to hold office in accordance with the First Surviving Company Governing Documents until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi)            At the CBRG Merger Effective Time, by virtue of the CBRG Merger and without any action on the part of any Party or any other Person, (A) each share of CBRG Merger Sub that is issued and outstanding immediately prior to the CBRG Merger Effective Time shall be automatically cancelled and extinguished and converted into one (1) Class A ordinary share, par value US $0.0001 per share of the First Surviving Company, with the rights, powers and privileges given to such share by the First Surviving Company Governing Documents and the Cayman Companies Law, and shall constitute the only outstanding shares of the First Surviving Company immediately following the CBRG Merger Effective Time and (B) each share of HoldCo that is issued, outstanding and held by CBRG immediately prior to the CBRG Merger Effective Time shall be automatically cancelled and extinguished, and no consideration shall be paid with respect thereto. Immediately following the CBRG Merger Effective Time, HoldCo shall be the sole and exclusive owner of all shares of the First Surviving Company and the register of members of the First Surviving Company shall be updated at the CBRG Merger Effective Time to reflect the foregoing.

(vii)            At the CBRG Merger Effective Time, by virtue of the CBRG Merger and without any action on the part of any Party or any other Person, each CBRG Share (other than any CBRG Shares cancelled and extinguished pursuant to Section 2.1(c)(viii) and, for the avoidance of doubt, any CBRG Shares forfeited and surrendered for no consideration by the CBRG Sponsor pursuant to the Sponsor Letter Agreement) issued and outstanding as of immediately prior to the CBRG Merger Effective Time shall be automatically canceled and extinguished and converted into the right to receive one (1) HoldCo Share (cumulatively, the “CBRG Merger Consideration”). From and after the CBRG Merger Effective Time, any CBRG Shareholder’s certificates (the “Certificates”), if any, evidencing ownership of the CBRG Shares and the CBRG Shares held in book-entry form issued and outstanding immediately prior to the CBRG Merger Effective Time (and the holders thereof) shall each cease to have any rights with respect to such CBRG Shares except as otherwise expressly provided for herein or under applicable Law and the register of members of CBRG shall be updated at the CBRG Merger Effective Time to reflect the foregoing.

(viii)            At the CBRG Merger Effective Time, by virtue of the CBRG Merger and without any action on the part of any Party or any other Person, each CBRG Share held immediately prior to the CBRG Merger Effective Time by CBRG as a treasury share or held by any direct or indirect Subsidiary of CBRG immediately prior to the CBRG Merger Effective Time shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(d)            The Company Merger.

(i)            On the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, on the Closing Date, Company Merger Sub shall merge with and into the Company at the Company Merger Effective Time. Following the Company Merger Effective Time, the separate existence of Company Merger Sub shall cease and the Company shall continue as the surviving company of the Company Merger (the “Second Surviving Company”).

(ii)            On the Closing Date promptly following the consummation of the CBRG Merger, the Parties shall cause the Company Merger to be consummated by executing and filing with the Secretary of State of the State of Nevada a certificate of merger (the “Company Certificate of Merger”) in the form required by, and otherwise in accordance with the relevant provisions of, the NRS. The Company Merger shall become effective on the date and at the time at which the Company Certificate of Merger is accepted for filing by the Secretary of State of the State of Nevada or at such later date and/or time as may be agreed by the Company and Company Merger Sub and specified in the Company Certificate of Merger (the time the Company Merger becomes effective being referred to herein as the “Company Merger Effective Time”).

(iii)            The Company Merger shall have the effects set forth in the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Company Merger Sub shall vest in the Second Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Company Merger Sub shall become the debts, liabilities, obligations and duties of the Second Surviving Company, in each case, in accordance with the NRS.

(iv)            At the Company Merger Effective Time, the Governing Documents of the Company, as in effect immediately prior to the Company Merger Effective Time, shall be amended and restated in a form to be mutually agreed between CBRG and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) and, as so amended and restated, shall be the Governing Documents of the Second Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(v)            At the Company Merger Effective Time, the directors and officers of the Company immediately prior to the Company Merger Effective Time shall be the initial directors and officers of the Second Surviving Company, each to hold office in accordance with the Governing Documents of the Second Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi)            At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each share of capital stock of Company Merger Sub that is issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.001 per share, of the Second Surviving Company.

(vii)            At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each Company Share (other than any Dissenting Company Shares and the Company Shares cancelled and extinguished pursuant to Section 2.1(d)(viii)) issued and outstanding as of immediately prior to the Company Merger Effective Time shall be automatically canceled and extinguished and converted into (i) the right to receive a number of Holdco Shares equal to the Exchange Ratio and (ii) the contingent right to receive a pro rata portion of the Earnout Shares to be issued upon a Triggering Event pursuant to Section 2.5. From and after the Company Merger Effective Time, each Company Shareholder’s Certificates, if any, evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Company Merger Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii)            At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Company Merger Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(e)            Other Issuances. At Closing, HoldCo will also issue 17,000 shares of Series A Convertible Preferred Stock to the holders of the Company’s Series A Convertible Preferred Stock, as an exchange for the Company’s existing Series A Convertible Preferred Stock outstanding.

(f)           Payment of Working Capital Notes or Indebtedness relating to a CBRG Extension.           At Closing, the parties agree that any Working Capital Notes or Indebtedness incurred in connection with the funding into the Trust Account of funds in connection with any CBRG Extension will be paid out of funds available to CBRG or HoldCo (after giving effect to any CBRG Shareholder Redemption) or exchanged for HoldCo Preferred Shares in accordance with their terms.

Section 2.2           Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as CBRG and the Company may agree in writing.

Section 2.3           Company Allocation Schedule.

(a)            At least three (3) Business Days prior to the Closing Date, the Company shall deliver to CBRG and HoldCo an allocation schedule (the “Allocation Schedule”) (x) setting forth: (i) (A) the number and type of Company Shares held by each Company Shareholder and the number of Company Common Shares that will be held by each such Company Shareholder after giving effect to the conversion of the Company Preferred Shares pursuant to Section 2.4(b), (B) the number and type of Company Shares subject to each Company Warrant held by each holder thereof and the number and type of Company Shares that will be held by each such holder after giving effect to the exercise or termination of Company Warrants pursuant to Section 2.4(e), (C) the number and type of Company Shares subject to each Company Option held by each holder thereof that is outstanding and whether such Company Option will be an In-the-Money Option as of immediately prior to the Company Merger Effective Time, as well as, in each case, reasonably detailed calculations with respect to the components and subcomponents thereof (including any conversion, exchange (or similar) ratio on which such calculations are based); (ii) in the case of the Company Options and the Company Warrants, the exercise (or similar) price and, if applicable, the exercise (or similar) date; and (iii) (A) the Transaction Share Consideration, the Fully-Diluted Company Capitalization and the Exchange Ratio, as well as, in each case, reasonably detailed calculations of the components and subcomponents thereof, (B) the portion of the Transaction Share Consideration allocated to each In-the-Money Option pursuant to Section 2.4(c) and the exercise price of each Rollover In-the-Money Option at the Company Merger Effective Time determined pursuant to Section 2.4(c), as well as, in each case, reasonably detailed calculations of the components and subcomponents thereof, (C) the portion of the Transaction Share Consideration allocated to each holder of Company Common Shares pursuant to Section 2.1(d)(vii) (including, for the avoidance of doubt, each Company Common Share that is issued in connection with the Company Warrant Exercise), as well as, in each case, reasonably detailed calculations with respect to the components and subcomponents thereof and (D) the number of Earnout Shares to be issued to each Company Equityholder upon the occurrence of a Triggering Event, if any; and that includes (y) a certification duly executed by an authorized officer of the Company, in his or her capacity as an officer of the Company and not in his or her individual capacity, that the information and calculations delivered pursuant to this Section 2.3(a) are, and will be as of immediately prior to the Company Merger Effective Time, (i) true and correct in all respects (other than de minimis inaccuracies of which the Company does not have knowledge), and (ii) in accordance with the Allocation Schedule Requirements.

(b)            The Allocation Schedule (and the calculations and determinations contained therein) will be prepared by the Company in accordance with (i) the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Shareholders Agreements and applicable Laws, (ii) in the case of the Company Options, in accordance with the applicable Company Equity Plan and any applicable grant or similar agreement with respect to each Company Option, and (iii) in the case of the Company Warrants, any applicable warrant or similar agreement with respect to each such Company Warrant, (clauses (i) through (iii), collectively, the “Allocation Schedule Requirements”). The Company will review any comments to the Allocation Schedule provided by CBRG, CBRG Sponsor or any of their respective Representatives and consider in good faith and incorporate any reasonable comments proposed by CBRG or any of its Representatives.

(c)            Notwithstanding the foregoing or anything to the contrary herein, (i) the aggregate number of HoldCo Shares that each Company Equityholder will have a right to receive (and/or to otherwise be allocated in respect of any other Equity Securities of the Company prior to the Closing (including, for the avoidance of doubt, in respect of any Company Warrants)) under this Agreement will be rounded down to the nearest whole share, and (ii) in no event shall the aggregate number of HoldCo Shares set forth on the Allocation Schedule that are allocated to holders of Company Shares, Company Warrants, and In-the-Money Options, or to be received or otherwise granted in respect of the Equity Securities of the Company, exceed (A) the Transaction Share Consideration minus (B) the portion of the Transaction Share Consideration that would be allocated to Company Shares pursuant to Section 2.1(d)(vii) but for such Company Shares being Dissenting Company Shares (it being further understood and agreed, for the avoidance of doubt, that in no event shall any portion of the Transaction Share Consideration described in this clause (B) be allocated to any other holder of Equity Securities of the Company and shall instead not be allocated at the Closing or otherwise, except solely in the circumstances described in Section 2.7).

(d)            For the avoidance of doubt, the Financing Note and related HoldCo Warrants shall not be included in the allocation of the Transaction Share Consideration. The CBRG Parties and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent Agreement, as applicable, other than de minimis inaccuracies of which the Company does not have knowledge.

Section 2.4           Conversion of Company Preferred Shares, Treatment of Company Options, and Company Warrants.

(a)            Reserved.

(b)            At the Company Merger Effective Time, by virtue of the Company Merger and without any action of any Party or any other Person, the Company shall cause each Company Preferred Share that is issued and outstanding immediately prior to the Company Merger Effective Time to be automatically converted into and become one HoldCo Preferred Share (the “Company Preferred Shares Conversion”), and each such Company Preferred Share shall no longer be issued and outstanding and shall automatically be canceled, extinguished, retired and shall cease to exist, and each holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such Company Preferred Shares, other than, for the avoidance of doubt, with respect to the HoldCo Preferred Shares such Company Preferred Shares have been converted and then as expressly provided herein.

(c)            At the Company Merger Effective Time, by virtue of the Company Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(g)), each In-the-Money Option shall automatically cease to represent the right to purchase Company Common Shares and shall be canceled and extinguished in exchange for an option to purchase HoldCo Shares (each, a “Rollover In-the-Money Option”) with the number of HoldCo Shares, exercise price thereof and the other terms and conditions determined pursuant to this Section 2.4(c). Each Rollover In-the-Money Option shall be (i) be exercisable for, and represent the right to purchase, a number of Holdco Shares equal to (A) the number of Company Common Shares subject to the corresponding In-the-Money Option immediately prior to the Company Merger Effective Time, multiplied by (B) the Exchange Ratio, and (ii) have an exercise price per Holdco Share (rounded up to the nearest whole cent) subject to such Rollover In-the-Money Option equal to (A) the exercise price per Company Common Share applicable to the corresponding In-the-Money Option immediately prior to the Company Merger Effective Time, divided by (B) the Exchange Ratio. Each Rollover In-the-Money Option shall otherwise be subject to the same terms and conditions (including applicable expiration and forfeiture provisions) that applied to the corresponding In-the-Money Option immediately prior to the Company Merger Effective Time, except for (I) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that are subject to any such option) and (II) such other immaterial administrative or ministerial changes as the HoldCo Board (or the compensation committee of the HoldCo Board) may determine in good faith are appropriate to effectuate the administration of the Rollover In-the-Money Options. Such conversion shall occur in a manner intended to comply with (x) the requirements of Section 409A of the Code and (y) in the case of any Rollover In-the-Money Option that is an Incentive Stock Option, the requirements of Section 424 of the Code.

(d)            At the Company Merger Effective Time, by virtue of the Company Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(g)), each Company Equity Award (other than the In-the-Money Options as contemplated hereby) shall no longer be outstanding and shall automatically be canceled and extinguished for no consideration and each holder thereof shall cease to have any rights with respect thereto.

(e)            Immediately prior to the Company Merger Effective Time, each Company Warrant shall be either (i) terminated or (ii) “net” exercised in exchange for a number of Company Common Shares determined in accordance with the terms of the applicable warrant agreement, in either case, in accordance with the terms and conditions of the applicable warrant agreement and shall no longer be outstanding and shall automatically be cancelled, extinguished and retired and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to any Company Common Shares into which the Company Warrants are exchanged (“Company Warrant Exercise”).

(f)            At the Company Merger Effective Time, all Company Equity Plans, Company Warrants, all Company Equity Awards (whether vested or unvested) and any Company convertible notes shall automatically terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, the other Group Companies, CBRG and HoldCo), all Company Equity Awards (whether vested or unvested), all Company Warrants, and all Company convertible notes shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plans or any underlying grant, award, warrant, convertible promissory note or similar agreement, except as otherwise expressly provided for in this Section 2.4, as applicable.

(g)            Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans or otherwise with respect to the Company Equity Awards, with respect to the Company Warrants, and under each other underlying grant, award, warrant, convertible promissory note, or similar agreement (as applicable) and otherwise, to give effect to the provisions of this Section 2.4, and cause the CBRG Parties and their respective Affiliates to have no Liability with respect thereto, except as expressly provided in this Agreement.

(h)            At the Company Merger Effective Time, by virtue of the Company Merger and without any action of any Party or any other Person, each Financing Warrant shall automatically cease to represent the right to purchase Company Common Shares or Company Preferred Shares, as applicable, and shall be canceled and extinguished in exchange for a Rollover Common Warrant or Rollover Preferred Warrant, respectively, with the number of HoldCo securities, exercise price thereof and the other terms and conditions determined pursuant to this Section 2.4(h). Each Rollover Common Warrant shall be (i) be exercisable for, and represent the right to purchase, a number of Holdco Shares equal to (A) the number of Company Common Shares subject to the corresponding Financing Common Warrant immediately prior to the Company Merger Effective Time, multiplied by (B) the Exchange Ratio, and (ii) have an exercise price per Holdco Share (rounded up to the nearest whole cent) subject to such Rollover Common Warrant equal to (A) the exercise price per Company Common Share applicable to the corresponding Rollover Common Warrant immediately prior to the Company Merger Effective Time, divided by (B) the Exchange Ratio. Each Rollover Preferred Warrant shall be (i) be exercisable for, and represent the right to purchase, a number of Holdco Preferred Shares equal to (A) the number of Company Preferred Shares subject to the corresponding Financing Preferred Warrant immediately prior to the Company Merger Effective Time, multiplied by (B) the Exchange Ratio, and (ii) have an exercise price per Holdco Preferred Share (rounded up to the nearest whole cent) subject to such Rollover Preferred Warrant equal to (A) the exercise price per Company Preferred Share applicable to the corresponding Rollover Preferred Warrant immediately prior to the Company Merger Effective Time, divided by (B) the Exchange Ratio. Each Rollover Warrant shall otherwise be subject to the same terms and conditions (including applicable expiration and forfeiture provisions) that applied to the corresponding Financing Warrant immediately prior to the Company Merger Effective Time, except for (I) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that are subject to any such option) and (II) such other immaterial administrative or ministerial changes as the HoldCo Board (or the compensation committee of the HoldCo Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Warrants.

Section 2.5           Earnout Shares

(a)            Following the Closing, as additional consideration for the Company Merger, within five (5) Business Days after the occurrence of a Triggering Event, HoldCo shall issue or cause to be issued to certain former Company Equityholders, based on their respective pro rata share of the Earnout Shares as set forth in the Allocation Schedule with respect to such Triggering Event, the following HoldCo Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to HoldCo Shares occurring after the Closing) (the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents:

(i)            upon the occurrence of Triggering Event I, a one-time issuance of an aggregate of the greater of 5% of the then outstanding fully-diluted common stock and 2,000,000 Earnout Shares; and

(ii)            upon the occurrence of Triggering Event II, a one-time issuance of an aggregate of the greater of 5% of the then outstanding fully-diluted common stock and 1,000,000 Earnout Shares.

(b)            For the avoidance of doubt, the applicable Company Equityholders with respect to a Triggering Event shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall occur only once, if at all, and in no event shall such Company Equityholders collectively be entitled to receive more than an aggregate of the greater of 8% of the fully-diluted common stock (5% for Triggering Event I and 3% for Triggering Event II based on the fully-diluted common stock at the time of such trigger) or 3,000,000 Earnout Shares pursuant to this Section 2.5.

(c)            If, during the Earnout Period, there is a Change of Control, (A) the HoldCo shall issue the greater of 8% of the then outstanding fully-diluted common stock or 3,000,000 HoldCo Shares (less any Earnout Shares issued prior to such Change of Control pursuant to Section 2.5(a)) to the eligible Company Equityholders with respect to the Change of Control, and (B), thereafter, this Section 2.5 shall terminate and no further Earnout Shares shall be issuable hereunder.

(d)            The HoldCo Share price targets set forth in the definitions of Triggering Event I and Triggering Event II and in Section 1.21(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to HoldCo Shares occurring after the Closing.

(e)            At all times during the Earnout Period, HoldCo shall keep available for issuance a sufficient number of unissued HoldCo Shares to satisfy in full its issuance obligations set forth in this Section 1.21 and shall take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of HoldCo Shares if at any time there shall be insufficient unissued HoldCo Shares to permit such reservation. In no event will any right to receive Earnout Shares be represented by any negotiable certificates of any kind, and in no event will any holder of a contingent right to receive Earnout Shares take any steps that would render such rights readily marketable.

(f)            HoldCo shall take such actions as are reasonably requested by former Company Equityholders to evidence the issuances pursuant to this Section 1.21, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of HoldCo responsible for maintaining such ledger or the applicable registrar or transfer agent of HoldCo).

(g)            During the Earnout Period, HoldCo shall use reasonable best efforts to remain listed as a public company on, and for HoldCo Shares (including, when issued, the Earnout Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the HoldCo Shares are then listed; provided, however, that subject to Section 1.21(c), the foregoing shall not limit HoldCo from consummating a Change of Control or entering into a Contract that contemplates a Change of Control.

Section 2.6           CBRG Transfer Agent Matters; Exchange Agent Matters.

(a)            HoldCo and CBRG shall each take, or cause to be taken, all necessary or reasonably advisable actions in order to appropriately reflect the HoldCo Shares issued to the CBRG Shareholders pursuant to, or as a result of, the transactions contemplated by this Agreement and the Ancillary Documents and outstanding immediately following the CBRG Merger Effective Time, including taking any necessary or reasonably advisable actions vis-à-vis HoldCo’s transfer agent, and HoldCo and CBRG shall each reasonably cooperate with the other and HoldCo’s transfer agent in connection with the foregoing.

(b)            At least three (3) Business Days prior to the Closing Date, HoldCo shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Company Merger Effective Time, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(d)(vii) and on the terms and subject to the other conditions set forth in this Agreement. If required by the Exchange Agent, HoldCo shall enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) in a form and substance that is reasonably acceptable to HoldCo. The Company shall, and shall cause its Representatives to, reasonably cooperate with HoldCo, the Exchange Agent and their respective Representatives in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as determined in good faith by HoldCo, by also entering into the Exchange Agent Agreement in the form agreed to by HoldCo and the Exchange Agent) and the covenants and agreements in this Section 2.6 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by HoldCo, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(c)            If the Exchange Agent requires that, as a condition to receive the Transaction Share Consideration, any holder of Company Shares deliver a Letter of Transmittal to the Exchange Agent, then at or as promptly as practicable following the Company Merger Effective Time, HoldCo shall send, or shall cause the Exchange Agent to send, to the Persons that will be the Company Shareholders as of immediately prior to the Company Merger Effective Time, a Letter of Transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which Letter of Transmittal will be in customary form and have such other provisions as HoldCo and the Company may reasonably specify).

(d)            At or before the Company Merger Effective Time, HoldCo shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.6 through the Exchange Agent, evidence of HoldCo Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(d)(vii) in exchange for the Company Shares outstanding immediately prior to the Company Merger Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(d)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.”

(e)            Each Company Shareholder whose Company Shares have been converted into the right to receive a portion of the Transaction Share Consideration pursuant to Section 2.1(d)(vii), shall be entitled to receive the portion of the Transaction Share Consideration to which he, she or it is entitled upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) delivery of an “agent’s message” in the case of Company Shares held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(f)            If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message”, as applicable, and any other documents or agreements required by the Letter of Transmittal, is delivered to the Exchange Agent in accordance with Section 2.6(e) (i) at least two (2) Business Days prior to the Closing Date, then HoldCo and the Company shall use commercially reasonable efforts to cause the applicable portion of the Transaction Share Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date, and (ii) less than two (2) Business Days prior to the Closing Date, then Holdco and the Company shall use commercially reasonable efforts to cause the applicable portion of the Transaction Share Consideration to be issued to the applicable Company Shareholder in book-entry form within two (2) Business Days after such delivery.

(g)            If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Transaction Share Consideration that, in addition to any other requirements set forth in the Letter of Transmittal or the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable. No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Company Merger Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each Company Share (other than, for the avoidance of doubt, any Dissenting Company Shares and the Company Shares cancelled and extinguished pursuant to Section 2.1(d)(viii)) shall solely represent the right to receive a portion of the Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(d)(vii).

(h)            At the Company Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Company Merger Effective Time.

(i)            Any portion of the Exchange Fund that remains unclaimed twelve (12) months following the Closing Date shall be delivered to HoldCo or as otherwise instructed by HoldCo, and any Company Shareholder who has not exchanged his, her or its Company Shares for the applicable portion of the Transaction Share Consideration in accordance with this Section 2.6 prior to that time shall thereafter look only to HoldCo for the issuance of the applicable portion of the Transaction Share Consideration, as applicable, without any interest thereon. None of HoldCo, the Company, First Surviving Company, Second Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of HoldCo free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7           Dissenting Shareholders.

(a)            Notwithstanding anything to the contrary herein, any Company Share for which any Company Shareholder (such Company Shareholder, a “Dissenting Company Shareholder”) (i) has not voted in favor of the Company Merger or consented to it in writing, or has waived its rights of appraisal and (ii) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, NRS 92A.380-390 (collectively, the “Dissenting Company Shares”) shall not be converted into the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 2.1(d)(vii). From and after the Company Merger Effective Time, (A) the Dissenting Company Shares shall be cancelled and extinguished and shall cease to exist and (B) the Dissenting Company Shareholders shall be entitled only to such rights as may be granted to them under NRS 92A.380-390 and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Second Surviving Company or any of its Affiliates (including HoldCo); provided, however, that if any Dissenting Company Shareholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Dissenting Company Shareholder (1) shall no longer be deemed to be Dissenting Company Shares and (2) shall be treated as if they had been converted automatically at the Company Merger Effective Time into the right to receive the applicable portion of the Transaction Share Consideration pursuant to Section 2.1(d)(vii) upon delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal) and the surrender of the applicable documents and other deliverables set forth in Section 2.6(e). Each Dissenting Company Shareholder who becomes entitled to payment for his, her or its Dissenting Company Shares pursuant to the NRS shall receive payment thereof from the Company in accordance with the NRS. The Company shall give CBRG and HoldCo prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other material developments related to any such demands and provide copies of all documents, instruments or other communications received by the Company, any of its Subsidiaries or any of their respective Representatives related thereto and shall otherwise keep CBRG and HoldCo reasonably apprised as to the status and developments related to such matters, and CBRG and HoldCo shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of CBRG and HoldCo (prior to the Closing) or the CBRG Sponsor (after the Closing), make any payment or deliver any consideration (including HoldCo Shares) with respect to, settle or offer or agree to settle any such demands.

(b)            Notwithstanding anything to the contrary herein and in accordance with the Cayman Companies Law, any CBRG Share issued and outstanding immediately prior to the CBRG Merger Effective Time for which any CBRG Shareholder (such CBRG Shareholder, a “Dissenting CBRG Shareholder”) has validly exercised properly in writing their dissenters’ rights for such CBRG Shares in accordance with Section 238 of the Cayman Companies Law, and has otherwise complied in all respects with all of the provisions of the Cayman Companies Law relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting CBRG Shares”) shall not be converted into the right to receive, and the applicable Dissenting CBRG Shareholder shall have no right to receive, the applicable portion of the CBRG Merger Consideration pursuant to Section 2.1(c)(vii) unless and until such Dissenting CBRG Shareholder effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Companies Law. From and after the CBRG Merger Effective Time, (A) the Dissenting CBRG Shares shall no longer be outstanding and shall automatically be cancelled and extinguished by virtue of the CBRG Merger and shall cease to exist and (B) the Dissenting CBRG Shareholders shall be entitled only to such rights as may be granted to them under Section 238 of the Cayman Companies Law and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the First Surviving Company or any of its Affiliates (including HoldCo); provided, however, that if any Dissenting CBRG Shareholder effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Companies Law, then the CBRG Shares held by such Dissenting CBRG Shareholder (1) shall no longer be deemed to be Dissenting CBRG Shares and (2) shall be treated as if they had been converted automatically at the CBRG Merger Effective Time into the right to receive the applicable portion of the CBRG Merger Consideration pursuant to Section 2.1(c)(vii) upon delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal) and the surrender of the applicable documents and other deliverables described in Section 2.6(e). Each Dissenting CBRG Shareholder who becomes entitled to payment for his, her or its Dissenting CBRG Shares pursuant to the Cayman Companies Law shall receive payment thereof from CBRG in accordance with the Cayman Companies Law. CBRG shall give HoldCo prompt notice of any written demands for dissenters’ rights of any CBRG Share, attempted withdrawals of such demands and any other material developments related to any such demands and provide copies of all documents, instruments or other communications received by CBRG, any of its Subsidiaries or any of their respective Representatives related thereto and shall otherwise keep HoldCo reasonably apprised as to the status and developments related to such matters, and HoldCo shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. CBRG shall not, except with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of HoldCo (prior to the Closing) or the CBRG Sponsor (after the Closing), make any payment or deliver any consideration (including HoldCo Shares) with respect to, settle or offer or agree to settle any such demands.

Section 2.8           Withholding. HoldCo, CBRG, the Group Companies, CBRG Merger Sub, Company Merger Sub, the First Surviving Company, the Second Surviving Company, and the Exchange Agent (and their respective Affiliates) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding), except with respect to compensatory amounts payable to current or former employees.

Section 2.9           Further Assurances. If, at any time after the CBRG Merger Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, HoldCo, the First Surviving Company, the Company Merger Sub and the Company (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the CBRG Parties, in each case as of the date of this Agreement and as of the Closing, as follows:

Section 3.1           Organization and Qualification.

(a)            Each Group Company is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of organization, incorporation or formation (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect.

(b)            True and complete copies of the Governing Documents of the Company and each Company Shareholders Agreement have been made available to CBRG and HoldCo, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholders Agreements are in full force and effect, and the Company is not in material breach or violation of any provision set forth in its Governing Documents or any Company Shareholders Agreement.

(c)            Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2           Capitalization of the Group Companies.

(a)            Except for any changes to the extent permitted by, or resulting from, the issuance, grant, transfer or disposition of Equity Securities of the Company in compliance with Section 5.1(b)(v), Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, (D) any applicable vesting schedule (including acceleration provisions), and (E) whether such Company Option is an Incentive Stock Option, and (iv) with respect to each Company Warrant, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, and (D) whether such Company Warrant is subject to a vesting schedule (including acceleration provisions). All of the Company Shares have been, are and at the Closing will be, duly authorized, validly issued and outstanding, and fully paid and non-assessable and, except for the Equity Securities set forth on Section 3.2(a) of the Company Disclosure Schedules or issued or granted as permitted by or in accordance with Section 5.1(b)(v), there are no other Company Shares, no other capital stock, nor other Equity Securities (including convertible notes) of the Company outstanding. The Equity Securities of the Company (1) were not, and at Closing will not have been, issued in violation of the Governing Documents of the Company or any other Contract to which the Company or any of its Affiliates is party to or bound by (including, for the avoidance of doubt, any Company Shareholders Agreement) in any material respect and (2) have been, and at Closing will have been, offered, sold and issued in compliance in all material respects with applicable Law, including Securities Laws and the Code. Except for the Company Options, Company Warrants, and Financing Note set forth on Section 3.2(a) of the Company Disclosure Schedules and those either permitted by Section 3.2(a) or issued, granted or entered into in accordance with Section 5.1(b)(v), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, equity or equity based rights, convertible notes or other convertible instruments, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts (other than the Company Shareholders Agreements) that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b)            The Equity Securities of the Company are, and will be as of the Closing Date, free and clear of all Liens (other than transfer restrictions under this Agreement, under the applicable Ancillary Documents, under applicable Securities Law, under the Governing Documents of the Company and under any Company Shareholders Agreement). Except for the Company Shareholders Agreements or as contemplated in connection with the Company Shareholder Transaction Support Agreements, (i) there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Equity Securities of the Company, and (ii) there is no other Contract, stockholders agreement, equityholders agreement, voting agreement, investors rights agreement, registration rights agreement or any other similar document or agreement (whether or not the Company is a party thereto or bound thereby) relating to any Equity Securities of the Company or any rights or obligations with respect thereto.

(c)            Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Securities of each Subsidiary of the Company (A) have been duly authorized and validly issued and, as applicable, are fully paid and non-assessable (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, (as applicable), or other applicable Law), (B) were not issued in violation of such Subsidiary’s Governing Documents, any Company Shareholders Agreement or any other Contract to which any Group Company is party or bound in any material respect, (C) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of any Group Company), (D) have been offered, sold and issued in compliance in all material respects with applicable Law, including Securities Laws and the Code, and (E) are free and clear of all Liens (other than transfer restrictions under this Agreement, under the applicable Ancillary Documents, under applicable Securities Law, under the Governing Documents of any Group Company and under any Company Shareholders Agreement and other than Permitted Liens). There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. Other than the Company Shareholder Transaction Support Agreements and the Company Shareholders Agreements, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d)            Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

(e)            Except as set forth on Section 3.2(e) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(f)            Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies of the type described in clauses (a), (b) and (d), and clause (g) (to the extent applicable to the foregoing) of such definition as of the date of this Agreement, including the outstanding principal amount of such Indebtedness as of the date of this Agreement, and the debtor and the creditor thereof.

(g)            All Company Options have been granted with an exercise price at least equal to the fair market value of the underlying Company Common Shares on the date each Company Option was granted within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder. Each Incentive Stock Option complies with all of the applicable requirements of Section 422 of the Code.

Section 3.3           Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent (including the approval of the Requisite Preferred Majority with respect to the Company Preferred Shares Conversion), the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Section 3.3 of the Company Disclosure Schedules, the Company Shareholder Written Consent is the only vote or consent of the holders of any class or series of Equity Securities of the Company required to approve and adopt this Agreement, the Ancillary Documents to which the Company is or is contemplated to be a party, the performance of the obligations of the Company hereunder and thereunder and the consummation of the transactions contemplated hereby (including the Mergers).

Section 3.4           Financial Statements; Undisclosed Liabilities.

(a)            The Company has made available to CBRG a true and complete copy of the following financial statements, which are attached as Section 3.4(a) of the Company Disclosure Schedules: audited consolidated balance sheets of the Group Companies as of December 31, 2023 (the “Latest Balance Sheet”) and December 31, 2022 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for the years then ended (the “Audited Financial Statements”). The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (ii) fairly present, in all material respects, the financial position, results of operations, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies (on a consolidated basis) as at the date thereof and for the period indicated therein, (iii) were audited in accordance with the standards of the American Institute of Certified Public Accountants and contain an unqualified report of the Group Companies’ auditor, (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement and the respective dates thereof and (v) were prepared from and accurately reflect the books and records of the Group Companies.

(b)            The Required Company Financial Statements, when delivered following the date of this Agreement in accordance with Section 5.19, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and subject, in the case of any unaudited financial statements, to the absence of footnotes and year-end audit adjustments (none of which are individually or in the aggregate material), (ii) will fairly present, in all material respects, the financial position, results of operations, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies as at the date thereof and for the period indicated therein, subject, in the case of any unaudited financial statements, to the absence of footnotes and year-end audit adjustments (none of which are, individually or in the aggregate, material), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act and will contain an unqualified report of the Group Companies’ auditor, (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the respective dates of delivery, at the time of filing of the Registration Statement/Proxy Statement and at the time of effectiveness of the Registration Statement/Proxy Statement and (v) will be prepared from and accurately reflect the books and records of the Group Companies.

(c)            Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of, or non-compliance with, Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby, (iv) executory obligations under Material Contracts (excluding any Liabilities related to a breach of a Material Contract), (v) as disclosed on Section 5.1 of the Company Disclosure Schedules and (vi) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities.

(d)            The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance (i) that all transactions are executed in accordance with management’s authorization, (ii) that all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Group Company’s properties or assets. The Group Companies maintain and, for all periods covered by the Required Company Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e)            Since the Lookback Date, except as listed in Section 3.4(e) of the Company Disclosure Schedules, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

(f)            As of the date hereof, each Group Company is Solvent. Assuming (a) the truth and accuracy of the representations and warranties of the CBRG Parties set forth in Article 4, (b) compliance by the CBRG Parties with their covenants and agreements set forth in this Agreement, (c) compliance by the Financing Investors with the terms of the Financing Agreement, upon and immediately after the consummation of the Closing, each of the Group Companies will be Solvent.

Section 3.5           Consents and Requisite Governmental Approvals; No Violations.

(a)            No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) the filing of the Company Certificate of Merger, (iii) compliance with the listing requirements of Nasdaq and such filings with and approvals of Nasdaq to permit the HoldCo Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)            Except as set forth on Section 3.5(b) of the Company Disclosure Schedules, none of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents, or any of the Company Shareholders Agreements, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6           Permits. Each of the Group Companies has all material Permits (including Regulatory Permits) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (the “Material Permits”), except where the failure to hold the same would not have a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms and (b) no written notice of suspension, limitation, revocation, cancellation, modification or termination of any Material Permit has been received by any Group Company.

Section 3.7           Material Contracts.

(a)            Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)            any Contract relating to Indebtedness of any Group Company of the type described in clauses (a) or (b) of such definition or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Group Company;

(ii)            any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $25,000;

(iii)            any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $25,000;

(iv)            any (A) material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research or development Contract or other similar Contract, or (B) other Contract with respect to material Company Licensed Intellectual Property (other than Off-the-Shelf Software) or relating to licensed Company Products;

(v)            any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect;

(vi)            any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $250,000 annually or (B) $500,000 over the life of the agreement;

(vii)            any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $100,000;

(viii)            any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix)            any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x)            any Contract with any Person (A) pursuant to which any Group Company (or HoldCo or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any material Company Product or any material Company Owned Intellectual Property;

(xi)            any Contract (A) governing the terms of the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $275,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xii)            any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiii)            any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement in excess of $100,000, (B) with a Governmental Entity or (C) that imposes any material, non-monetary obligations on any Group Company (or HoldCo or any of its Affiliates after the Closing);

(xiv)            any Contract set forth or required to be set forth on Section 3.13(c) of the Company Disclosure Schedules;

(xv)            any other Contract (other than Employee Benefit Plans, Contracts governing the terms of employment or purchase orders entered into in the ordinary course of business) (A) the performance of which requires either (i) annual payments to or from any Group Company in excess of $150,000 or (ii) aggregate payments to or from any Group Company in excess of $150,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice or (B) which is otherwise a Contract with any Material Supplier; and

(xvi)            any CBA.

(b)            (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or material default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to CBRG true and complete copies of all Material Contracts in effect as of the date hereof.

Section 3.8           Absence of Changes. During the period beginning on January 1, 2023 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Group Companies have conducted their businesses in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of CBRG if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(vii)(D) or Section 5.1(b)(xv).

Section 3.9           Litigation. There is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date hereof, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10           Compliance with Applicable Law. Each Group Company (a) conducts (and since the Lookback Date has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11           Employee Plans.

(a)            Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Group Companies have provided CBRG with true and complete copies of the documents pursuant to which the plan is maintained, funded and administered.

(b)            Except as set forth on Section 3.11(b) of the Company Disclosure Schedules, no Employee Benefit Plan is, and no Group Company has any material Liability under or with respect to: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any Liability under or with respect to (i) through (iv) above by reason of at any time being considered a single employer under Section 414 of the Code with any other Person. No Employee Benefit Plan provides, and no Group Company has any current or potential obligation to provide, any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law for which the recipient pays the full premium cost of coverage.

(c)            Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, and to the Company’s knowledge, there are no facts or circumstances existing as of the date hereof that are reasonably likely to adversely affect the qualification of any such Employee Benefit Plan. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)            Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in operational compliance with, and is in documentary compliance with, Section 409A of the Code, in all material respects, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e)            There are no pending or, to the Company’s knowledge, threatened, material claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that have resulted in or could reasonably be expected to result in a material Liability to any Group Company. Each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and all applicable Law.

(f)            Except as set forth on Section 3.11(f) of the Company Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase in any material respect the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(g)            No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(h)            The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(i)            Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt or receive favorable tax treatment has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 3.12           Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a)            None of the Group Companies have received any written communication or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws.

(b)            There is (and since the Lookback Date, or earlier to the extent unresolved, there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company with respect to any Environmental Laws.

(c)            There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

The Group Companies have made available to CBRG copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13           Intellectual Property.

(a)            Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, and (ii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)            As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending challenging the validity or enforceability of any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c)            A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person, except as provided in Section 3.13(c) of the Company Disclosure Schedules, which sets forth a list of all current Contracts as of the date of this Agreement pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any material Company Owned Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to CBRG, and (D) grants of non-exclusive rights in Company Owned Intellectual Property to customers and suppliers of any Group Company in the ordinary course of business consistent with past practice. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, constitutes all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d)            Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since the Lookback Date (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e)            Each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by Each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(f)            None of the Company Owned Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g)            To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h)            Since the Lookback Date, there is no material Proceeding pending nor has any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i)            To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since the Lookback Date, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j)            To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(k)            Section 3.13(k) of the Company Disclosure Schedules sets forth all Public Software that is incorporated or embedded in any proprietary Software of a Group Company by any Group Company as of the date of this Agreement. No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available in source code form or for the purpose of making derivative works, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.14           Labor Matters.

(a)            (i) None of the Group Companies has (A) has, or, since the Lookback Date has had, any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses) to their current or former employees or independent contractors, or any penalties, fines, Taxes, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b)            Since the Lookback Date, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor are they reasonably expected to incur any material Liability under WARN as a result of the transactions contemplated by this Agreement.

(c)            No Group Company is a party to or bound by any CBA and no employees of any Group Company are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since the Lookback Date, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since the Lookback Date, there have been no labor organizing activities with respect to any employees of any Group Company.

(d)            The Group Companies have, in all material respects, promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which they are aware. With respect to each such allegation with potential merit, the Group Companies have taken reasonable prompt corrective action that is reasonably calculated to prevent further improper conduct. No Group Company reasonably expects any material Liability with respect to any such allegations and is not aware of any material and substantiated allegations relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would bring the Group Companies into material disrepute.

Section 3.15           Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to CBRG. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16           Tax Matters.

(a)            Each Group Company has prepared and filed with the appropriate Tax Authority all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)            Each Group Company has timely withheld and paid to the appropriate Tax Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, creditors, equity interest holder or other third-party.

(c)            No deficiencies for Taxes against any of the Group Companies have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. No Group Company is currently the subject of a Tax audit or examination by any Tax Authority or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination by any Tax Authority that has not been resolved or completed, in each case with respect to material Taxes.

(d)            No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business or automatic extensions of time to file Tax Returns not requiring the consent of any Tax Authority.

(e)            No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)            No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non- U.S. income Tax Law).

(g)            There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h)            During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)            No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j)            No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)            No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)            Each Group Company is tax resident only in its country of organization, incorporation, or formation, as applicable.

(m)            No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)            No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents and the Company does not have knowledge of any facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 3.17           Brokers. Except as set forth on Section 3.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18           Real and Personal Property.

(a)            Owned Real Property. No Group Company owns any real property.

(b)            Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to CBRG. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each counterparty thereto (subject to applicable Laws on general terms and conditions and applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. Except as set forth in Section 3.18(b) of the Company Disclosure Schedules, as of the date hereof, no Group Company has (i) subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; or (ii) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

(c)            Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Audited Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

(d)            Assets. Immediately after the Company Merger Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Group Companies will constitute all of the assets necessary to conduct the Business immediately after the Closing in materially the same manner (for the Group Companies, taken as a whole) as it is conducted on the date of this Agreement, except as would not have a Company Material Adverse Effect.

Section 3.19           Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any employee, officer, director, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or, to the Company’s knowledge, any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with any of the Group Companies entered into in the ordinary course of business (including benefit plans and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). Except as set forth on Section 3.19(b) of the Company Disclosure Schedules or as either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b), no Company Related Party (A) owns any interest in any material asset or property used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of any Group Company, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of any Group Company or (D) owes any material amount to, or is owed any material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Related Party Transactions”.

Section 3.20           Data Privacy and Security.

(a)            To the Company’s knowledge, each Group Company has implemented adequate written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b)            To the Company’s knowledge, there is (and since the Lookback Date there has been) no material Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official; (ii) any other Governmental Entity, foreign or domestic; or (iii) any regulatory or self-regulatory entity) alleging that any Processing of Personal Data by or on behalf of a Group Company is or was in violation of any Privacy Laws or any Privacy and Data Security Policies nor, to the Company’s knowledge, is there (nor since the Lookback Date has there been) any basis for the foregoing.

(c)            To the Company’s knowledge, since the Lookback Date: (i) no person has alleged or given written notice of unauthorized access to, or use, disclosure, or Processing of Personal Data in the possession or control of any Group Company or any of its contractors with regard to any Personal Data obtained from or on behalf of a Group Company; (ii) no person has alleged or given written notice of unauthorized intrusions or breaches of security into any Company IT Systems; and (iii) none of the Group Companies has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data, except, in each case, as would not have a Company Material Adverse Effect.

(d)            Each Group Company owns or has license to use such Company IT Systems as necessary to operate the business of each Group Company as currently conducted. All Company IT Systems are: (i) free from any material defect, bug, virus or programming, design or documentation error and (ii) in sufficiently good working condition to effectively perform all material information technology operations necessary for the operation of the Business (except for ordinary wear and tear). To the Company’s knowledge, since the Lookback Date, there have not been any material failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a material failure or disruption of the Company IT Systems other than routine failures or disruptions that have been remediated in the ordinary course of business.

Section 3.21           Suppliers. Section 3.21 of the Company Disclosure Schedules sets forth a list of the top ten (10) suppliers and vendors of the Group Companies (measured by aggregate spend) (each, a “Material Supplier”) for the twelve-month period ended December 31, 2023 and the six-month period ended June 30, 2024. During the period beginning on the Lookback Date and ending on the date of this Agreement, no Material Supplier has cancelled or otherwise terminated or materially and adversely modified, or, to the knowledge of the Company, threatened to cancel or otherwise terminate or materially and adversely modify, its relationship with the Group Companies.

Section 3.22           Compliance with International Trade & Anti-Corruption Laws.

(a)            None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the Lookback Date, (i) a Sanctioned Person; (ii) located, organized or resident in a Sanctioned Country; (iii) engaged or engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country; (iv) engaged in or engaging in any transactions without, or exceeding the scope of, any licenses or authorizations required under Sanctions and Export Control Law; or (v) otherwise in violation of any Sanctions and Export Control Laws in any material respect.

(b)            None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has, since the Lookback Date, (i) made, offered, promised, paid, authorized, or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws, or (iv) otherwise been in violation of Anti-Corruption Laws in any material respect.

(c)            Since the Lookback Date, none of the Group Companies have received from any Governmental Entity or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Sanctions and Export Control Laws or Anti-Corruption Laws.

Section 3.23           Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement (or any proxy statement related to a CBRG Extension) will, when the Registration Statement/Proxy Statement (or any proxy statement related to a CBRG Extension) is declared effective or when the Registration Statement/Proxy Statement (or any proxy statement related to a CBRG Extension) is mailed to the CBRG Shareholders or at the time of the CBRG Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.24           Regulatory Compliance.

(a)            The Group Companies and the Company Products (i) have all Regulatory Permits that are required to conduct the Business as currently conducted, and each Regulatory Permit is in full force and effect, and (ii) are in compliance in all material respects with all Regulatory Permits. To the knowledge of the Company, (A) neither the FDA nor any other Governmental Entity has provided written or verbal notice of revocation, cancellation or termination of any Regulatory Permit to any Group Company, nor has any event occurred nor does any condition or state of facts exist, as of the date hereof, which would be reasonably likely to result in revocation, cancellation, suspension or any other adverse modification of any Regulatory Permit related, in whole or in part, to compliance with any Medical Devices Laws or any other comparable Laws, (B) no Governmental Entity nor the Company is considering limiting, suspending or revoking any Regulatory Permit held by a Group Company, and (C) each third party that is a manufacturer, contractor or agent for a Group Company is in compliance in all material respects with all Regulatory Permits, required by all applicable Medical Devices Laws insofar as they reasonably pertain to the Company Products. There is no material or false misleading information or significant omission in any submission related to any Regulatory Permit submitted to any Governmental Entity administering Medical Devices Laws and/or any other applicable Law.

(b)            There is (and since the Lookback Date there has been) no material obligation arising under an administrative or regulatory action or material Proceeding, investigations or inspections by or on behalf of a Governmental Entity, warning letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with a Governmental Entity with respect to regulatory matters pending or, to the Company’s knowledge, threatened against or involving any Group Company or, to the Company’s knowledge, any of their Representatives acting for or on their behalf, related to compliance with the United States Federal Food, Drug, and Cosmetic Act (the “FDCA”) or any other applicable Medical Devices Laws as it relates to a Company Product. The Group Companies do not have, and since the Lookback Date have not had, any material Liabilities for failure to comply with any Medical Devices Laws and no Group Company, nor to the Company’s knowledge, any of their Representatives acting on their behalf, is party to or subject to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement order or similar Contract with or imposed by any Governmental Entity related to any applicable Medical Devices Laws that applies to the transactions contemplated by this Agreement or any Ancillary Documents. There is no, and there is no act, omission, event, or circumstance of which the Company has knowledge that would reasonably be expected to give rise to or lead to, any civil, criminal, regulatory or administrative Proceeding or investigation, demand letter, warning letter, or request for information pending against the Company. To the knowledge of the Company, there are no civil or criminal proceedings relating to the Company or any officer, director or employee of any Group Company that involve a matter within or related to FDA or any other Governmental Entity jurisdiction.

(c)            To the knowledge of the Company, since the Lookback Date, all studies, tests and preclinical and clinical trials of Company Products conducted by or on behalf of the Company have been and are being conducted, in compliance with Medical Devices Laws and any other applicable Law. No Group Company has, nor, to the Company’s knowledge, have any of their Representatives acting on their behalf, received any written notice that the FDA or any other Governmental Entity responsible for oversight or enforcement of any applicable Medical Devices Laws, or any institutional review board (or similar body responsible for oversight of human subjects research) or institutional animal care and use committee (or similar body responsible for oversight of animal research), has initiated, or threatened to initiate, any Proceeding to restrict or suspend preclinical or nonclinical research on or clinical study of any Company Product or in which the Governmental Entity alleges or asserts a failure to comply with applicable Medical Devices Laws.

(d)            All Company Products are, and since the Lookback Date have been, as applicable, designed, developed, tested, investigated, manufactured, assessed for conformity, processed, prepared, assembled, packaged, stored, tested, labeled, imported, exported, distributed, sold, marketed, placed on the market, and put into service in compliance in all material respects with applicable Medical Devices Laws. The Company has not received any written notices, correspondence or other communications from any court or Governmental Entity and/or third-party alleging violation of non-compliance with any Medical Devices Laws and/or any other applicable law.

(e)            Since the Lookback Date, no Company Product has been seized, withdrawn, recalled, detained, subject to a suspension, field notification, and/or corrective action, destruction orders, safety alerts or similar actions of research, manufacturing, distribution, or commercialization activity, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension or termination of manufacturing, testing, marketing, or other activity relating to any Company Product, or (ii) a change in the labeling of any Company Product suggesting a compliance issue or risk, in either case. No Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any Company Product are pending or threatened against the Company.

(f)            No Group Company has, nor as it relates to a Group Company or any Company Product, to the Company’s knowledge, has any Person engaged by a Group Company for contract research, consulting or other collaboration services with respect to any Company Product, made any untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity responsible for enforcement or oversight with respect to applicable Medical Devices Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke a similar policy.

(g)            No Group Company or any of their directors, officers or employees, and, to the Company’s knowledge, none of the Group Companies’ individual independent contractors or other service providers, including clinical trial investigators, (i) have been or are currently disqualified or excluded under, (ii) are currently subject to an investigation or Proceeding that would reasonably be expected to result in disqualification or exclusion, the assessment of civil monetary penalties for violation of any health care programs of any Governmental Entity under, or (iii) have been convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such exclusion, disqualification, or ineligibility under applicable Medical Devices Laws, including, (A) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law, (B) exclusion under 48 C.F.R. Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule, or (C) disqualification under 21 C.F.R § 812.119. No Group Company or any of their current or former directors, officers or employees, and, to the Company’s knowledge, no Group Company’s individual independent contractors or other service providers to the extent acting on behalf of a Group Company have been subject to any criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. To the Company’s knowledge, no Group Company or any of their current or former directors, officers or employees, individual independent contractors or other service providers to the extent acting on behalf of a Group Company, has been (1) subject to any enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Affiliates relating to material violations of any Medical Devices Laws and no such enforcement, regulatory or administrative proceeding has been threatened, or (2) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or similar agreement imposed by any Governmental Entity. To the Company’s knowledge, no Group Company or any of their directors, officers or employees, and, to the Company’s knowledge, none of the Group Companies’ individual independent contractors or other service providers to the extent acting on behalf of a Group Company, have received notice from the FDA, any other Governmental Entity or any health insurance institution with respect to disqualification or restriction.

(h)            All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any similar foreign Governmental Entity by a Group Company have been so filed, maintained or furnished, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

Section 3.25           Antitrust Matters. As of the Closing, all of the following conditions relating to the HSR Act will be true and correct:

(a)            The Company will be its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the Premerger Notification Office of the United States Federal Trade Commission (“PNO”)) and will not be controlled (as such term is defined in 16 C.F.R. § 801.1(b) and is interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R. § 801.1(a) and are interpreted by the PNO).

(b)            The annual net sales (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) of the Company will be below $222.7 million.

(c)            The total assets (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) of the Company will be below $22.3 million.

(d)            The Company will not be engaged in manufacturing (as such term is defined in 16 C.F.R. § 801.1(j) and is interpreted by the PNO).

Section 3.26           Investigation; No Other Representations.

(a)            The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the CBRG Parties and (ii) it has been furnished with or given access to such documents and information about the CBRG Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)            In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which the Company is or will be a party and no other representations or warranties of any CBRG Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which the Company is or will be a party, none of the CBRG Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.27           EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY CBRG PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY CBRG PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY CBRG PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY CBRG PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE CBRG PARTIES

(a)            Subject to Section 8.8, except as set forth on the CBRG Disclosure Schedules, or (b) except as set forth in any CBRG SEC Reports (excluding (x) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, (y) any information incorporated by reference into the CBRG SEC Reports (other than from other CBRG SEC Reports), or (z) any information or disclosure subject to a confidential treatment order and not otherwise publicly available), each CBRG Party, jointly and severally, hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

Section 4.1           Organization and Qualification. Each CBRG Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). Each CBRG Party has the requisite corporate or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a CBRG Material Adverse Effect.

Section 4.2           Authority. Each CBRG Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and, subject to the receipt of, in the case of CBRG, the Required CBRG Shareholder Approval and, as applicable, the approvals and consents to be obtained pursuant to Section 5.23, in the case of HoldCo, the approvals and consents to be obtained by HoldCo pursuant to Section 5.9, in the case of CBRG Merger Sub, the approvals and consents to be obtained by CBRG Merger Sub pursuant to Section 5.10, and in the case of Company Merger Sub, the approvals and consents to be obtained by Company Merger Sub pursuant to Section 5.11, in each case to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Required CBRG Shareholder Approval and, as applicable, the approvals and consents to be obtained pursuant to Section 5.23, and the approvals and consents to be obtained by HoldCo (pursuant to Section 5.9), CBRG Merger Sub (pursuant to Section 5.10) and Company Merger Sub (pursuant to Section 5.11), the execution and delivery of this Agreement, the Ancillary Documents to which a CBRG Party is or will be a party, the performance of a CBRG Party’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such CBRG Party. This Agreement has been and each Ancillary Document to which a CBRG Party is or will be a party has been or will be, upon execution thereof, duly and validly executed and delivered by such CBRG Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such CBRG Party (assuming this Agreement has been and the Ancillary Documents to which such CBRG Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such CBRG Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Required CBRG Shareholder Approval, together with, as applicable, the approvals and consents to be obtained pursuant to Section 5.23, are the only votes or consents of the holders of any class or series of Equity Securities of CBRG required to approve and adopt this Agreement, the Ancillary Documents to which CBRG is or is contemplated to be a party, the performance of the obligations of the CBRG hereunder and thereunder and the consummation of the transactions contemplated hereby (including the Mergers).

Section 4.3           Consents and Requisite Governmental Approvals; No Violations.

(a)            No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a CBRG Party with respect to such CBRG Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) (A) the filing with the SEC of the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC, (B) the filing with the SEC, and mailing to shareholders, of a proxy statement to amend the Pre-Closing CBRG Memorandum and Articles of Association in order extend the time period CBRG has to consummate the transactions contemplated by this Agreement and the clearance of SEC comments in connection with such proxy statement if any are issued during the 10-day waiting period provided by Rule 14a-6(a) of the Exchange Act, and (C) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) compliance with the listing requirements of Nasdaq and such filings with and approvals of Nasdaq to permit the HoldCo Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iii) the filing of the Company Certificate of Merger, (iv) the filing of the CBRG Plan of Merger and the other documents referred to in Section 2.1(c)(ii) with the Registrar of Companies of the Cayman Islands, (v) the approvals and consents to be obtained by HoldCo pursuant to Section 5.9, (vi) the approvals and consents to be obtained by CBRG Merger Sub pursuant to Section 5.10, (vii) the approvals and consents to be obtained by Company Merger Sub pursuant to Section 5.11, (viii) the Required CBRG Shareholder Approval or (ix) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a CBRG Material Adverse Effect.

(b)            None of the execution or delivery by a CBRG Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by a CBRG Party of its obligations hereunder or thereunder or the consummation by a CBRG Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of a CBRG Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a CBRG Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such CBRG Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a CBRG Party, except in the case of any of clauses (ii) through (iv) above, as would not have a CBRG Material Adverse Effect.

Section 4.4           Brokers. Except as set forth on Section 4.4 of the CBRG Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any CBRG Party for which a CBRG Party has any obligation.

Section 4.5           Information Supplied. None of the information supplied or to be supplied by or on behalf of either CBRG Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement (or any proxy statement related to a CBRG Extension) will, when the Registration Statement/Proxy Statement (or any proxy statement related to a CBRG Extension) is declared effective or when the Registration Statement/Proxy Statement (or any proxy statement related to a CBRG Extension) is mailed to the CBRG Shareholders or at the time of the CBRG Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6           Capitalization of the CBRG Parties.

(a)            Except for any changes to the extent permitted pursuant to Section 5.12 or resulting from the issuance, grant, transfer or disposition of Equity Securities of the CBRG in accordance with Section 5.12 or for changes resulting from any CBRG Shareholder Redemption, Section 4.6(a) of the CBRG Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding CBRG Shares prior to any CBRG Shareholder Redemption. All outstanding Equity Securities of CBRG (except to the extent such concepts are not applicable under the applicable Law of CBRG’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of CBRG, and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than restrictions under applicable Securities Laws, under the Governing Documents of CBRG or under this Agreement or the Ancillary Documents) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (iii) have been offered, sold and issued in compliance in all material respects with applicable Law, including Securities Laws. Except for the CBRG Shares set forth on Section 4.6(a) of the CBRG Disclosure Schedules (assuming that no CBRG Shareholder Redemptions are effected) and those Equity Securities of CBRG either permitted by Section 5.12 or issued or granted in accordance with Section 5.12, immediately prior to Closing and before giving effect to the 2024 Financing, there shall be no other Equity Securities of CBRG issued and outstanding.

(b)            Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.12 or issued, granted or entered into, as applicable, in accordance with Section 5.12, there are no outstanding (i) equity appreciation, phantom equity or profit participation rights or (ii) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in each case that could require CBRG to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of CBRG.

(c)            The Equity Securities of each of HoldCo, CBRG Merger Sub and Company Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which any of HoldCo, CBRG Merger Sub or Company Merger Sub is a party or bound in any material respect. All of the outstanding Equity Securities of HoldCo are as of the date hereof and will be prior to the consummation of the transactions contemplated by Section 2.1 owned directly by CBRG free and clear of all Liens (other than transfer restrictions under applicable Securities Law and those restrictions set forth in this Agreement, the other Ancillary Documents, or the Pre-Closing CBRG Memorandum and Articles of Association). All of the outstanding Equity Securities of CBRG Merger Sub and Company Merger Sub are as of the date hereof and will be prior to the consummation of the transactions contemplated by Section 2.1 owned directly by HoldCo free and clear of all Liens (other than transfer restrictions under applicable Securities Law and those restrictions set forth in the applicable CBRG Party’s Governing Documents, this Agreement and the other Ancillary Documents). As of the date of this Agreement, CBRG has no Subsidiaries other than HoldCo, CBRG Merger Sub and Company Merger Sub, and does not own, directly or indirectly, any Equity Securities in any Person other than the foregoing.

(d)            Section 4.6 of the CBRG Disclosure Schedules sets forth as of the date of this Agreement a list of all Indebtedness for borrowed money of CBRG.

Section 4.7           SEC Filings. CBRG has, as of the date hereof, timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “CBRG SEC Reports”), and, as of the Closing, will have timely filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional CBRG SEC Reports”), in each case, after giving effect to any applicable grace periods. Each of the CBRG SEC Reports, as of their respective dates of filing, or as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional CBRG SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the CBRG SEC Reports or the Additional CBRG SEC Reports (for purposes of the Additional CBRG SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, or, if amended, as of the date of such amendment, the CBRG SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the CBRG SEC Reports.

Section 4.8           Trust Account. As of the date of this Agreement, CBRG has an amount in cash in the Trust Account equal to at least $11,180,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations or in cash and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated November 9, 2021 (the “Trust Agreement”), between CBRG and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the CBRG SEC Reports to be inaccurate in any material respect or, to CBRG’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the CBRG Shareholders who shall have elected to redeem their CBRG Class A Shares pursuant to the Governing Documents of CBRG or (iii) if CBRG fails to complete a business combination within the allotted time period set forth in the Governing Documents of CBRG and liquidates the Trust Account, subject to the terms of the Trust Agreement, CBRG (in limited amounts to permit CBRG to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of CBRG) and then the CBRG Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of CBRG and the Trust Agreement. As of the date of this Agreement, CBRG has performed all material obligations required to be performed by it to date, and is not in material default, under the Trust Agreement, and, to CBRG’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since January 1, 2024, CBRG has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement and with respect to the redemption of shareholders of CBRG that elected to redeem their shares in connection with the amendment of the Pre-Closing CBRG Memorandum and Articles of Association on February 7, 2024). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the CBRG Shareholders who have elected to redeem their CBRG Class A Shares pursuant to the Governing Documents of CBRG, each in accordance with the terms of and as set forth in the Trust Agreement), CBRG shall have no further obligation under either the Trust Agreement or the Governing Documents of CBRG to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9           Transactions with Affiliates. Section 4.9 of the CBRG Disclosure Schedules sets forth all Contracts between (a) CBRG, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of CBRG or the CBRG Sponsor or, on the other hand (each Person identified in this clause (b), an “CBRG Related Party”), other than (i) Contracts with respect to a CBRG Related Party’s employment with, or the provision of services to, CBRG entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.12 or entered into in accordance with Section 5.12. Except as set forth on Section 4.9 of the CBRG Disclosure Schedules or as either permitted pursuant to Section 5.12 or entered into in accordance with Section 5.12, no CBRG Related Party (A) owns any interest in any material asset or property used in the business of CBRG, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of CBRG or (C) owes any material amount to, or is owed any material amount by, CBRG (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.12 or entered into in accordance with Section 5.12). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.9) are referred to herein as “CBRG Related Party Transactions”.

Section 4.10           Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to CBRG’s knowledge, threatened against or involving any CBRG Party that, if adversely decided or resolved, would be material to the CBRG Parties, taken as a whole. As of the date of this Agreement, none of the CBRG Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any CBRG Party pending against any other Person.

Section 4.11           Compliance with Applicable Law. Each CBRG Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a CBRG Material Adverse Effect.

Section 4.12           Absence of Changes. During the period beginning on March 31, 2024, and ending on the date of this Agreement, (a) no CBRG Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, the CBRG Parties have conducted their businesses in the ordinary course in all material respects.

Section 4.13           HoldCo and Merger Sub Activities. Each of HoldCo, CBRG Merger Sub and Company Merger Sub was organized solely for the purpose of entering into this Agreement and the applicable Ancillary Documents, the performance of its respective covenants and agreements in this Agreement and the applicable Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incidental or related to, or incurred in connection with, its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.14           Internal Controls; Listing; Financial Statements.

(i)            Except as is not required in reliance on exemptions from various reporting requirements by virtue of CBRG’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, CBRG has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of CBRG’s financial reporting and the preparation of CBRG’s financial statements for external purposes in accordance with GAAP and (ii) CBRG has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to CBRG is made known to CBRG’s principal executive officer and principal financial officer by others within CBRG.

(a)            CBRG has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(b)            Since its initial public offering, CBRG has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding CBRG Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to CBRG’s knowledge, threatened against CBRG by Nasdaq or the SEC with respect to any intention by such entity to deregister CBRG Class A Shares or prohibit or terminate the listing of CBRG Class A Shares on Nasdaq. Except as otherwise contemplated in connection with the Closing and the transactions contemplated by this Agreement and the Ancillary Documents, CBRG has not taken any action that is designed to terminate the registration of CBRG Class A Shares under the Exchange Act.

(c)            The CBRG SEC Reports contain true and complete copies of the applicable CBRG Financial Statements. The CBRG Financial Statements (i) fairly present in all material respects the financial position of CBRG as at the respective dates thereof (as amended), and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited CBRG Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement.

(d)            CBRG has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for CBRG’s and its Subsidiaries’ assets. CBRG maintains and, for all periods covered by the CBRG Financial Statements, has maintained books and records of CBRG in the ordinary course of business that are designed to provide reasonable assurance regarding the accuracy and completeness thereof and reflect the revenues, expenses, assets and liabilities of CBRG in all material respects.

(e)            Except as set forth in Section 4.14(e) of the CBRG Disclosure Schedule, since its incorporation, CBRG has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of CBRG to CBRG’s knowledge, (ii) except as disclosed in the CBRG SEC Reports, a “material weakness” in the internal controls over financial reporting of CBRG to CBRG’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of CBRG who have a significant role in the internal controls over financial reporting of CBRG.

Section 4.15           No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.15 of the CBRG Disclosure Schedules, (b) incurred in connection with, related to or arising out of the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, any fees, costs or expenses incurred by or on behalf of any CBRG Party and any Liabilities directly or indirectly arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) that are incurred in connection with or are incidental or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or CBRG being (or continuing to be) a public company listed on Nasdaq, (d) set forth or disclosed in the CBRG Financial Statements, (e) that have arisen since the date of the most recent balance sheet included in the CBRG SEC Reports in the ordinary course of business, (f) that are either permitted pursuant to Section 5.12 or incurred in accordance with Section 5.12, or (g) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the CBRG Parties, taken as a whole, the CBRG Parties do not have any Liabilities.

Section 4.16           Tax Matters.

(a)            Each CBRG Party has prepared and filed with the appropriate Tax Authority all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each CBRG Party has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)            Each CBRG Party has timely withheld and paid to the appropriate Tax Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)            No deficiencies for Taxes against any CBRG Party have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. No CBRG Party is currently the subject of a Tax audit or examination by any Tax Authority or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination by any Tax Authority that has not been resolved or completed, in each case with respect to material Taxes.

(d)            None of the CBRG Parties have consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business or automatic extensions of time to file Tax Returns not requiring the consent of any Tax Authority.

(e)            No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any CBRG Party which agreement or ruling would be effective after the Closing Date.

(f)            None of the CBRG Parties is and none of the CBRG Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)            There are no Liens for material Taxes on any assets of the CBRG Parties other than Permitted Liens.

(h)            During the two (2)-year period ending on the date of this Agreement, none of the CBRG Parties was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)            None of the CBRG Parties (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any material Liability for the Taxes of any Person (other than a CBRG Party) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j)            No written claims have ever been made by any Tax Authority in a jurisdiction where a CBRG Party does not file Tax Returns that such CBRG Party is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)            None of the CBRG Parties is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and none of the CBRG Parties is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)            Each CBRG Party is tax resident only in its country of organization, incorporation or formation, as applicable.

(m)            None of the CBRG Parties has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)            None of the CBRG Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents and the CBRG Parties do not have knowledge of any facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 4.17           Investment Company Act. No CBRG Party is an “investment company” within the meaning of the Investment Company Act.

Section 4.18           CFIUS Foreign Person Status. No CBRG Party is a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, including all implementing regulations thereof (the “DPA”). No CBRG Party is controlled by a “foreign person,” as defined in the DPA. No CBRG Party permits any foreign person affiliated with CBRG, whether affiliated as a limited partner or otherwise, to obtain through CBRG any of the following with respect to CBRG: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of CBRG; (ii) membership or observer rights on the Board of Directors or equivalent governing body of CBRG or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of CBRG; (iii) any involvement, other than through the voting of shares, in the substantive decision- making of CBRG regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by CBRG, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

Section 4.19           Compliance with Internal Trade & Anti-Corruption Laws.

(a)            Since CBRG’s incorporation, neither CBRG nor, CBRG’s respective officers, directors or employees or, to CBRG’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or ( ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since CBRG’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)            Since CBRG’s incorporation, none of the CBRG Parties, any of their respective officers or directors or, to CBRG’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of the CBRG Parties has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.20           Investigation; No Other Representations.

(a)            Each CBRG Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)            In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each CBRG Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which each CBRG Party is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each CBRG Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which each CBRG Party is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.21           EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE CBRG PARTIES OR ANY OTHER PERSON MAKES, AND EACH CBRG PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE CBRG PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE CBRG PARTIES BY OR ON BEHALF OF THE MANAGEMENT OF ANY CBRG PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY CBRG PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY CBRG PARTY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 5
COVENANTS

Section 5.1           Conduct of Business of the Company.

(a)            From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by CBRG (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact the business organization, assets, properties and business relations of the Group Companies.

(b)            Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by CBRG (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(vii)(D), Section 5.1(b)(xv), or Section 5.1(b)(xvi) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)            declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)            merge, consolidate, combine or amalgamate any Group Company with any Person or purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)            adopt any amendments, supplements, restatements or modifications to (A) any Group Company’s Governing Documents, or (B) any Company Shareholders Agreement;

(iv)            transfer, sell, assign, abandon, lease, permit to lapse or expire, license or otherwise dispose of any material assets or properties of any of the Group Companies, other than the sale of inventory or the abandonment of obsolete equipment in the ordinary course of business, or create, subject to or incur any Lien on any material assets or properties of any of the Group Companies (other than any Permitted Liens);

(v)            transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than, prior to the delivery of the Allocation Schedule pursuant to Section 2.3, (x) the issuance of the Company Common Shares upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with the terms of the Company Equity Plans and the underlying grant, award or similar agreement, or (y) the issuance of Company Common Shares upon the exercise of any Company Warrants outstanding as of the date of this Agreement in accordance with the terms of the underlying warrant or similar agreement;

(vi)            incur, create or assume any Indebtedness, other than ordinary course trade payables and the funding of any amounts pursuant to the 2024 Financing;

(vii)            (A) amend, modify or terminate any Material Contract of the types described in Section 3.7(a)(i), Section 3.7(a)(v), Section 3.7(a)(vii), Section 3.7(a)(viii), Section 3.7(a)(ix), Section 3.7(a)(x)(B) or Section 3.7(a)(xii) (such types of Material Contracts, collectively, the “Designated Material Contracts”) or, except as would not be reasonably expected to be materially adverse to any Group Company (or, following the Closing, the CBRG Parties), any other Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Designated Material Contract or, except as would not be reasonably expected to be materially adverse to any Group Company (or, following the Closing, the CBRG Parties), any other Material Contract, (C) enter into any Contract that would otherwise constitute a Designated Material Contract or, except as would not be reasonably expected to be materially adverse to any Group Company (or, following the Closing, the CBRG Parties), any other Material Contract, in each case if entered into prior to the date of this Agreement, or (D) consummate any other transaction or make (or agree to make) any other payments that, if reflected in a Contract and existing on the date hereof, would be required to be disclosed on Section 3.19 of the Company Disclosure Schedules; provided that for purposes of this Section 5.1(b)(vii), Material Contracts shall not include employment agreements, which are the subject of Section 5.1(b)(ix);

(viii)            make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and the reimbursement of expenses of employees in the ordinary course of business;

(ix)            except (x) as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or (y) in the ordinary course of business consistent with past practice or as otherwise required by Law (it being understood and agreed, for the avoidance of doubt, that in no event shall the exceptions in this clause (y) be deemed or construed as permitting any Group Company to take any action that is prohibited by any other provision of this Section 5.1(b)), (A) amend, modify in any material respect, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement (excluding any employment or consulting agreements that are entered into in the ordinary course of business) (1) with any newly hired or newly engaged service providers to any Group Company each of whose compensation would not exceed, on an annualized basis $275,000 per year, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company (except as set forth in (A)), (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, or (D) waive or release any noncompetition, non-solicitation, non-interference, non-disparagement, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(x)            make (other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by Law), change or revoke any material election concerning Taxes, change any material Tax accounting method or period, amend any material Tax Return, surrender any right to claim a material refund of any Taxes, enter into any material Tax closing agreement, settle any material Tax claim, assessment, or Proceeding, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or Proceeding, other than any such extension or waiver that is obtained in the ordinary course of business;

(xi)            enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $25,000, in or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or CBRG or any of its Affiliates after the Closing);

(xii)            authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xiii)            change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiv)            enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xv)            make any Change of Control Payment that is not set forth on Section 3.2(d) of the Company Disclosure Schedules; or

(xvi)            enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1. Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give CBRG, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 5.2            Efforts to Consummate; Transaction Litigation.

(a)            Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the Closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the 2024 Financing on the terms and conditions set forth in the Financing Agreement, and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a)(iv) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or Liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the CBRG Merger Effective Time, CBRG)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. CBRG shall bear all of the costs, fees and expenses incurred in connection with obtaining the Consents of any Governmental Entities, and any filing (or similar) fees or other costs payable in connection the preparation, filing or mailing of the Registration Statement/Proxy Statement; provided, however, that, subject to Section 8.6, each Party shall bear its own out-of-pocket costs and expenses of attorneys and other advisors incurred in connection with the preparation of or seeking any such Consents.

(b)            From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the CBRG Parties, on the one hand, and the Company, on the other hand, shall, in each case to the extent permitted by applicable Law, each as promptly as reasonably practicable notify each other of any written communication received from any Governmental Entity regarding the transactions contemplated by this Agreement or any Ancillary Document. From and after the date of this Agreement until the earlier of the Closing or a termination of this Agreement in accordance with its terms, each of the Group Companies and CBRG shall give counsel for the Company (in the case of any CBRG Party) or CBRG (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, (i) any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents or (ii) any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party to any Governmental Entity in connection with the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any CBRG Party, the Company, or, in the case of the Company, CBRG in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any CBRG Party, the Company, or, in the case of the Company, CBRG, the opportunity to attend and participate in such meeting or discussion. If any Party receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement or the Ancillary Documents, then such Party will use its reasonable best efforts to make, or cause to be made, as expeditiously as possible and after consultation with the other Parties, an appropriate response to such request.

(c)            Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)            From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the CBRG Parties, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of CBRG, any of the CBRG Parties or any of their respective Representatives (in their capacity as a Representative of a CBRG Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a Representative of any Group Company). CBRG and each Group Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, in no event shall (x) any CBRG Party or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), or (y) any Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of CBRG (prior to the CBRG Merger Effective Time) or the CBRG Sponsor (from and after the CBRG Merger Effective Time) (in either case, such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that following the Closing Date, the prior written consent of the CBRG Sponsor shall not be required if (A) none of the CBRG Sponsor, any of its Representatives or any officer, director or other Representative of CBRG prior to the CBRG Merger Effective Time are the subject of (in whole or in part) such Transaction Litigation and (B) such settlement or compromise does not contain a claim of, admission, statement or other acknowledgement of wrongdoing or liability by the CBRG Sponsor, any of its Representatives or any officer, director or other Representative of CBRG.

Section 5.3            Confidentiality and Access to Information.

(a)            The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b)            From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to CBRG and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide, or cause to be provided, to CBRG or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any CBRG Party, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

(c)            From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, CBRG shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the CBRG Parties (in a manner so as to not interfere with the normal business operations of the CBRG Parties). Notwithstanding the foregoing, CBRG shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any CBRG Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any CBRG Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any CBRG Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), CBRG shall use, and shall cause the other CBRG Parties to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a CBRG Party or the CBRG Sponsor or any of their respective Representatives, on the one hand, and any Group Company, or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that CBRG shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

(d)            The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4            Public Announcements.

(a)            Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the CBRG Merger Effective Time, the Company and CBRG or, after the CBRG Merger Effective Time, Holdco and the CBRG Sponsor; provided, however, that each Party, the CBRG Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is a CBRG Party or a Representative of a CBRG Party, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with CBRG in connection therewith and provide CBRG with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is the CBRG Sponsor or a Representative of the CBRG Sponsor, reasonably consult with HoldCo in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (y) if the disclosing Person is HoldCo or a Representative of HoldCo, reasonably consult with the CBRG Sponsor in connection therewith and provide the CBRG Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, and (z) if the disclosing Person is HoldCo or a Representative of HoldCo, reasonably consult with the CBRG Sponsor in connection therewith and provide the CBRG Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the CBRG Parties, the CBRG Sponsor, and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b)            The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and CBRG prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof (or, if the date of execution of this Agreement is not a Business Day, on the first Business Day following execution of this Agreement). Promptly after the execution of this Agreement, CBRG shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and CBRG shall consider such comments in good faith. The Company, on the one hand, and CBRG, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or CBRG, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by CBRG and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), HoldCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be in a form to be mutually agreed between CBRG and the Company (such agreement not to be unreasonably withheld, conditioned or delayed). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and, in the case of the Company, its equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5            Tax Matters.

(a)            Tax Treatment.

(i)            The Parties intend that (A) the Mergers and the 2024 Financing, (to the extent applicable) shall collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code and (B) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Mergers to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to applicable Law. The Parties further acknowledge that the CBRG Merger may also independently qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and for the avoidance of doubt, the preceding sentence shall not be interpreted to prevent a person from reporting the CBRG Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii)           The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

(iii)          If in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requires that tax opinions be prepared and submitted, HoldCo, CBRG and the Company shall deliver to the applicable tax advisors or counsel of HoldCo, CBRG and/or the Company customary Tax representation letters satisfactory to such tax advisors or counsel, dated and executed as of the date(s) as determined reasonably necessary by such tax advisors or counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement, and, if the SEC requires a tax opinion with respect to the Intended Tax Treatment of the Mergers or other Tax consequences of the transactions contemplated hereby to equityholders of CBRG, CBRG shall use its reasonable best efforts to cause such opinion (as so required by the SEC) to be provided by Nelson Mullins Riley & Scarborough LLP (or such other tax advisors or counsel of CBRG as determined by CBRG and acceptable to the SEC), subject to customary assumptions and limitations, and, if the SEC requires a tax opinion with respect to the Intended Tax Treatment of the Mergers or other Tax consequences of the transactions contemplated hereby to equityholders of the Company, the Company shall use its reasonable best efforts to cause such opinion (as so required by the SEC) to be provided by tax advisors or counsel of the Company as determined by the Company and acceptable to the SEC, subject to customary assumptions and limitations. Each of the Parties shall (and shall cause their respective Affiliates to) use reasonable best efforts to cooperate with one another and their respective Tax advisors or counsel in connection with the issuance of an opinion described under this Section 5.5(a)(iii).

(b)            Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the CBRG Shareholders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising, if applicable, as a result of CBRG’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (i) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (ii) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period.

Section 5.6            Exclusive Dealing.

(a)            From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract, arrangement or understanding regarding a Company Acquisition Proposal; (iv) other than in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, prepare or take any steps in connection with a public offering of any Equity Securities or other securities of any Group Company (or any Affiliate or successor of any Group Company or any of their respective Affiliates); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify CBRG promptly upon receipt of any written offer or proposal that the Company reasonably determines represents a Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep CBRG reasonably informed on a current basis of any modifications to such offer or information.

(b)            From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the CBRG Parties shall not, and each of them shall cause their Representatives not to, (i) solicit or initiate or enter into, directly or indirectly, discussions, negotiations or transactions with respect to, or knowingly encourage (including by means of providing any information to any other potential business combination target of CBRG), any CBRG Acquisition Proposal, (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a CBRG Acquisition Proposal, (iii) enter into any Contract, arrangement or understanding regarding a CBRG Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. CBRG agrees to (A) notify the Company promptly upon receipt by any CBRG Party of any written offer or proposal that CBRG reasonably determines represents a CBRG Acquisition Proposal, and to describe the material terms and conditions of any such CBRG Acquisition Proposal in reasonable detail (including the identity of any person or entity making such CBRG Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, any CBRG Party or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or CBRG Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.6.

Section 5.7            Preparation of Registration Statement/Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, CBRG and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of CBRG or the Company, as applicable), and HoldCo shall file with the SEC, the Registration Statement/Proxy Statement registering the issuance of the public HoldCo Common Shares, the issuance or exchange of public HoldCo warrants, the securities to be issued in connection with the Company Merger, and the securities underlying the HoldCo Warrants and HoldCo Preferred Shares (it being understood and agreed that the Registration Statement/Proxy Statement shall include a prospectus of HoldCo and a proxy statement and notice of extraordinary general meeting of CBRG which will be included therein and which will be used for the CBRG Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals and provide the applicable holders of CBRG Class A Shares with the opportunity to effect the CBRG Shareholder Redemption, all in accordance with and as required by CBRG’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of CBRG and the Company shall use its reasonable best efforts to: (a) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, in the case of the Company, using reasonable best efforts to provide financial statements (audited and unaudited) of, and any other information with respect to, the Group Companies and pro forma financial statements for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments or requests from the SEC and using reasonable best efforts to cause the Group Companies’ auditors to deliver the required audit opinions and consents); (b) promptly notify, in the case of the Company, CBRG or, in the case of CBRG, the Company of, reasonably cooperate with each other with respect to and respond promptly to any comments or requests of the SEC or its staff; (c) promptly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of CBRG or the Company, as applicable) any amendments or supplements to the Registration Statement/Proxy Statement in order to address comments or requests from the SEC or its staff (which amendments or supplements shall be promptly filed by the Company); (d) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (e) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. CBRG, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of HoldCo, CBRG or the Company to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then: (i) such Party shall promptly inform, in the case of any CBRG Party, the Company, or, in the case of the Company, CBRG, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of CBRG, the Company, or, in the case of the Company, CBRG (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement; (iii) HoldCo shall as promptly as practicable file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall use reasonable best efforts to cause the mailing such amendment or supplement to the CBRG Shareholders. CBRG shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of CBRG Shares for offering or sale in any jurisdiction, and CBRG and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8            CBRG Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, CBRG shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “CBRG Shareholders Meeting”) in accordance with the Governing Documents of CBRG, for the purposes of obtaining the Required CBRG Shareholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect a CBRG Shareholder Redemption. Except as otherwise required by applicable Law, (i) CBRG shall, through the approval of the CBRG Board, recommend to its shareholders (the “CBRG Board Recommendation”), (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Mergers) (the “Business Combination Proposal”); (B) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (C) the adoption and approval of a new equity incentive plan in form reasonably agreeable to CBRG and the Company, and which will provide for awards for a number of HoldCo Shares equal to fifteen percent (15%) of the aggregate number of HoldCo Shares issued and outstanding immediately after the Closing (after giving effect to the CBRG Shareholder Redemptions); (D) the adoption and approval of a new employee stock purchase program in form reasonably agreeable to CBRG and the company, and which will provide for purchases of an amount of shares equal to 5% of the aggregate number of HoldCo Shares issued and outstanding immediately after the Closing; (E) the adoption and approval of each other proposal reasonably agreed to by CBRG and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (F) the adoption and approval of a proposal for the adjournment of the CBRG Shareholders Meeting, if necessary (1) because there are not sufficient votes to approve and adopt any of the foregoing or (2) to seek to limit or reverse any redemptions of CBRG Class A Shares (such proposals in (A) through (E), collectively, the “Transaction Proposals”), and (ii) CBRG shall include such recommendation contemplated by clause (i) in the Registration Statement/Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, CBRG may adjourn the CBRG Shareholders Meeting (1) to solicit additional proxies for the purpose of obtaining the Required CBRG Shareholder Approval or (2) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that CBRG has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the CBRG Shareholders prior to the CBRG Shareholders Meeting; provided that, without the consent of the Company, in no event shall CBRG adjourn the CBRG Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting. Except as otherwise required by applicable Law, CBRG covenants that none of the CBRG Board or CBRG nor any committee of the CBRG Board shall withdraw or modify, or propose publicly or by formal action of the CBRG Board, any committee of the CBRG Board or CBRG to withdraw or modify, in a manner adverse to the Company, the CBRG Board Recommendation or any other recommendation by the CBRG Board or CBRG of the proposals set forth in the Registration Statement/Proxy Statement.

Section 5.9            HoldCo Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, CBRG, as the sole stockholder of HoldCo, shall approve and adopt this Agreement, the Ancillary Documents to which HoldCo is or will be a party and the transactions contemplated hereby and thereby (including the Mergers).

Section 5.10          CBRG Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, HoldCo, as the sole shareholder of CBRG Merger Sub, shall approve and adopt this Agreement, the Ancillary Documents to which CBRG Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the CBRG Merger).

Section 5.11          Company Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, HoldCo, as the sole stockholder of Company Merger Sub, shall approve and adopt this Agreement, the Ancillary Documents to which Company Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Company Merger).

Section 5.12          Conduct of Business of CBRG. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, CBRG shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the 2024 Financing or any CBRG Extension), as required by applicable Law, as set forth on Section 5.12 of the CBRG Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a)            adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any CBRG Party;

(b)           declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its outstanding Equity Securities;

(c)            split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d)            incur, create or assume any Indebtedness, except for Indebtedness for borrowed money and Working Capital Notes in an amount not to exceed $3,000,000 in the aggregate;

(e)            make any loans or advances to, or capital contributions in, any other Person, other than to, or in, CBRG or any of its Subsidiaries;

(f)             issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(g)            (i) amend, modify or renew any CBRG Related Party Transaction, other than (A) the entry into, amendment or modification of any Contract with a CBRG Related Party with respect to the incurrence of Indebtedness permitted by Section 5.12(d) or (B) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, or (ii) enter into any Contract that would constitute a CBRG Related Party Transaction if entered into prior to the execution and delivery of this Agreement;

(h)           engage in any activities or business, or incur any material Liabilities, other than any activities, businesses or Liabilities that are (A) either permitted under this Section 5.12 (including, for the avoidance of doubt, any activities, businesses or Liabilities contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with this Section 5.12, (B) in connection with or incidental or related to its continuing corporate (or similar) existence or it being (or continuing to be) a public company listed on Nasdaq, or (C) administrative or ministerial in nature;

(i)             authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(j)             make (other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by Law), change or revoke any material election concerning Taxes, change any material Tax accounting method or period, amend any material Tax Return, surrender any right to claim a material refund of any Taxes, enter into any material Tax closing agreement, settle any material Tax claim, assessment, or Proceeding, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim, assessment, or Proceeding, other than any such extension or waiver that is obtained in the ordinary course of business;

(k)            enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l)             enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.12. Notwithstanding anything in this Section 5.12 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any CBRG Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any CBRG Party from using the funds held by a CBRG Party outside the Trust Account to pay any fees, costs or expenses incurred by expenses or Liabilities or from otherwise distributing or paying over any funds held by CBRG outside the Trust Account to the CBRG Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.13          Stock Exchange Listing. CBRG shall use its reasonable best efforts to maintain the current listing of CBRG Shares on Nasdaq from the date of this Agreement until the Closing. HoldCo shall use its reasonable best efforts to (a) cause the HoldCo Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance thereof, and (b) to satisfy any applicable initial listing requirements of Nasdaq, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the CBRG Merger Effective Time. The Company shall, and shall cause its Representatives to, reasonably cooperate with CBRG, HoldCo and their respective Representatives in connection with the foregoing.

Section 5.14          Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, CBRG shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of CBRG pursuant to the CBRG Shareholder Redemption, (B) pay the amounts due to the underwriters of CBRG’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to CBRG in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.15          Company Shareholder Approval.

(a)            As promptly as reasonably practicable (and in any event within one (1) Business Day) following effectiveness of the Registration Statement/Proxy Statement (the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to CBRG a true and correct copy of the adoption and approval of this Agreement and the transactions contemplated hereby by the Company Shareholders acting by written consent in lieu of a meeting (in form and substance reasonably satisfactory to CBRG) (the “Company Shareholder Written Consent”) that is duly executed and delivered by the Company Shareholders that hold (i) in the aggregate, the requisite number and type of Company Shares as are required for the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers and the termination of the Company Shareholders Agreements), in each case, in accordance with the NRS, the Company’s Governing Documents and the Company Shareholders Agreements and (ii) the Requisite Preferred Majority in favor of the approval and adoption of the Company Preferred Shares Conversion (clause (i) and (ii), collectively, the “Requisite Company Shareholder Approval”). The Company, through the unanimous approval of the Company Board, shall recommend to the holders of Company Shares the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers, the Company Preferred Shares Conversion and the termination of the Company Shareholders Agreements) (the “Company Board Recommendation”).

(b)            Promptly following the receipt of the Company Shareholder Written Consent, and in any event within five Business Days thereof, the Company shall prepare and deliver to each Company Shareholder who has not executed and delivered the Company Shareholder Written Consent an information statement, in form and substance required under the DGCL in connection with the Company Merger and otherwise reasonably satisfactory to CBRG, which information statement shall include (i) copies of this Agreement and the Registration Statement/Proxy Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Shareholders available under NRS Section 92A.380-390 and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) in accordance with the requirements of NRS Section 78.320, notice to any Company Shareholder who has not executed and delivered the Company Shareholder Written Consent of the corporate action by those Company Shareholders who did execute the Company Shareholder Written Consent. Prior to the CBRG Merger Effective Time, the Company shall use commercially reasonable efforts to obtain a written consent from each Company Shareholder who has not previously delivered the Company Shareholder Written Consent in respect of such Company Shareholder’s approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party, the transactions contemplated hereby and thereby (including the Mergers).

Section 5.16          CBRG Indemnification; Directors’ and Officers’ Insurance.

(a)            Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each CBRG Party, as provided in the applicable CBRG Party’s Governing Documents or otherwise in effect as of immediately prior to the CBRG Merger Effective Time, in either case, solely with respect to any matters occurring on or prior to the CBRG Merger Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the CBRG Merger Effective Time for a period of six (6) years and (ii) HoldCo will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, HoldCo shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable CBRG Party’s Governing Documents or other applicable agreements as in effect immediately prior to the CBRG Merger Effective Time. The indemnification and liability limitation or exculpation provisions of the CBRG Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the CBRG Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the CBRG Merger Effective Time, or at any time prior to such time, were directors or officers of any CBRG Party (the “CBRG D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the CBRG Merger Effective Time and relating to the fact that such CBRG D&O Person was a director or officer of any CBRG Party on or prior to the CBRG Merger Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)            HoldCo shall not have any obligation under this Section 5.16 to any CBRG D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such CBRG D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)            CBRG shall purchase, or cause to be purchased, at or prior to the CBRG Merger Effective Time and HoldCo shall maintain or cause to be maintained in effect for a period of six (6) years following the CBRG Merger Effective Time, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered (whether directly, via endorsement or otherwise) by any comparable insurance policies of the CBRG Parties in effect as of the date of this Agreement with respect to matters occurring on or prior to the CBRG Merger Effective Time. Such “tail” insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under CBRG’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement (provided that any limitations or exclusions in, or provided under, the existing policies relating to a business combination transaction shall be removed therefrom and such policies shall, for the avoidance of doubt, be effective from and after the consummation of the transactions contemplated hereby); provided that CBRG shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by CBRG prior to the date of this Agreement and, in such event, CBRG shall purchase the maximum coverage available for Three Hundred percent (300%) of the most recent annual premium paid by CBRG prior to the date of this Agreement.

(d)            If HoldCo or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of HoldCo shall assume all of the obligations set forth in this Section 5.16.

(e)            The Persons entitled to the indemnification, expense reimbursement, liability limitation, exculpation and/or insurance coverage set forth in this Section 5.16 are intended to be third-party beneficiaries of this Section 5.16. This Section 5.16 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of HoldCo.

Section 5.17          Company Indemnification; Directors’ and Officers’ Insurance.

(a)            Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Company Merger Effective Time, in either case, solely with respect to any matters occurring on or prior to the Company Merger Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Company Merger Effective Time for a period of six (6) years and (ii) HoldCo will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, HoldCo shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Company Merger Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Company Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Company Merger Effective Time or at any time prior to the Company Merger Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Company Merger Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)            None of HoldCo or the Group Companies shall have any obligation under this Section 5.17 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)            The Company shall purchase, at or prior to the Closing, and HoldCo shall cause the applicable Group Companies to maintain, or cause to be maintained, in effect for a period of six (6) years following the Company Merger Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies in effect as of the date of this Agreement with respect to matters occurring on or prior to the Company Merger Effective Time. Such policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies in effect as of the date of this Agreement (provided that any limitations or exclusions in, or provided under, the existing policies relating to a business combination transaction shall be removed therefrom and such policies shall, for the avoidance of doubt, be effective from and after the consummation of the transactions contemplated hereby); provided that the Group Companies or any of their respective Affiliates shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Group Companies shall purchase the maximum coverage available for Three Hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d)            If HoldCo or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of HoldCo shall assume all of the obligations set forth in this Section 5.17.

(e)            The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.17 are intended to be third-party beneficiaries of this Section 5.17. This Section 5.17 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of HoldCo and the Company.

Section 5.18          Post-Closing Directors and Officers.

(a)            HoldCo shall take all actions as may be necessary or reasonably appropriate such that effective immediately after the Company Merger Effective Time: (i) the HoldCo Board shall initially consist of up to seven (7) directors, which shall be divided into three (3) classes, with directors serving staggered three-year terms, designated Class I, II and III, with Class I consisting of two (2) directors whose initial terms expire at the first annual meeting of the stockholders of HoldCo following the Closing Date, Class II consisting of two (2) directors whose initial terms expire at the second annual meeting of the stockholders of HoldCo following the Closing Date, and Class III consisting of up to three (3) directors whose initial terms expire at the third annual meeting of the stockholders of HoldCo following the Closing Date; and (ii) the members of the HoldCo Board are the individuals determined in accordance with Section 5.18(b).

(b)            Prior to the date that the Registration Statement/Proxy Statement is declared effective under the Securities Act, (i) the Company, following consultation with CBRG and the CBRG Sponsor, shall designate two (2) individuals to serve as initial directors on the HoldCo Board immediately after the Company Merger Effective Time, (A) each of whom shall be reasonably acceptable to CBRG and the CBRG Sponsor, (B) one (1) of whom shall be Class I directors and one (1) of whom shall be a Class II director (each, a “Company Designee”), (ii) the CBRG Sponsor, following consultation with the Company, shall designate two (2) individuals to serve as initial directors on the HoldCo Board immediately after the Company Merger Effective Time, one (1) of whom shall be a Class II director and one (1) of whom shall be Class III directors (the “CBRG Designees”), in each case, as determined by the CBRG Sponsor, and (iii) CBRG Sponsor and Company shall mutually agree on three (3) individuals to serve as initial directors on the HoldCo Board immediately after the Company Merger Effective Time. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by the CBRG Sponsor prior to the date that the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company Designees shall include one (1) individuals that qualify as “independent directors” under the listing rules of Nasdaq; provided that if the HoldCo Board does not require all of the Company Designees to be “independent directors” (due to the fact that there is more than two CBRG Designee that qualifies as an “independent director” under the listing rules of Nasdaq as of immediately after the Company Merger Effective Time), then upon the written consent of the CBRG Sponsor, a number less than one of the Company Designees may be individuals that do not qualify as “independent directors,” provided that all such Company Designees shall be reasonably acceptable to the CBRG Sponsor.

(c)            As promptly as reasonably practicable following the date hereof and in any event prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company shall, in consultation with CBRG and the CBRG Sponsor, designate the individuals who shall serve as initial officers of HoldCo (the “Officers”) immediately after the Company Merger Effective Time. In the event that any such individual is unwilling or unable (whether due to death, disability or otherwise) to serve as an Officer, then, prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company, may with the prior written consent of CBRG and the CBRG Sponsor (such consent not to be unreasonably withheld, conditioned or delayed) replace such individual with another individual to serve as such Officer and, if CBRG and the CBRG Sponsor provides its consent to the replacement of such Officer, then such replacement individual shall serve as an Officer in lieu of, and to serve with the same title as, the individual so replaced.

(d)            At or prior to the Closing, HoldCo will provide the CBRG Sponsor (on behalf of the CBRG Designees) and each of the Company Designees with and, subject to the entry into the same by the CBRG Designees and the Company Designees, will enter into a director indemnification agreement with the CBRG Designees and the Company Designees, in a form and substance approved by the Holdco Board and reasonably acceptable to the CBRG Sponsor; provided, however, that in no event shall the terms and conditions of any such director indemnification agreement entered into by the CBRG Sponsor be less favorable to the underlying director than those (if any) entered into by HoldCo with any other members of the HoldCo Board following the Closing.

Section 5.19          PCAOB Financials.

(a)            The Company shall deliver to CBRG, as promptly as reasonably practicable following the date of this Agreement, (i) the Required Company Financial Statements, and (ii) customary pro forma financial statements (after giving effect to the transactions contemplated hereby) for inclusion in the Registration Statement/Proxy Statement. The Required Company Financial Statements (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited Required Company Financial Statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited Required Company Financial Statements, to normal year-end audit adjustments and the absence of notes thereto (none of which is expected to be individually or in the aggregate material)), (B) will fairly present in all material respects the financial position, results of operations, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies as at the date thereof and for the period indicated therein (except, in the case of any audited Required Company Financial Statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited Required Company Financial Statements, to normal year-end audit adjustments and the absence of notes thereto (none of which is expected to be individually or in the aggregate material)), (C) in the case of any audited Required Company Financial Statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Group Companies’ auditor, (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable), at the time of filing of the Registration Statement/Proxy Statement and at the time of effectiveness of the Registration Statement/Proxy Statement and (E) will be prepared from and accurately reflect the books and records of the Group Companies.

(b)            The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, CBRG in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by CBRG with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.20          FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to HoldCo a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to CBRG.

Section 5.21          Section 280G. The Company shall (a) prior to the Closing Date, solicit and use reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and any regulations promulgated thereunder) who could otherwise receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code and any regulations promulgated thereunder) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments or benefits shall be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and any regulations promulgated thereunder) and (b) prior to the Closing Date submit to a shareholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the calculations, waivers and approval materials to CBRG for its review and comment at least five (5) Business Days prior to soliciting such waivers and soliciting such approval, and the Company shall consider incorporation of any comments provided by CBRG in good faith. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, if there are any Waived 280G Benefits, the Company shall deliver to CBRG evidence reasonably acceptable to CBRG that a vote of the shareholders was solicited in accordance with the foregoing provisions of this Section 5.21 and that either (i) the requisite number of votes of the shareholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.

Section 5.22          Post-Closing Capitalization of HoldCo. The Parties covenant and agree that they shall use reasonable best efforts to ensure that, immediately after the Company Merger Effective Time, (a) the authorized share capital of HoldCo will consist of that number of HoldCo Shares sufficient to give effect to the transactions contemplated in this Agreement and the Ancillary Documents and a number of shares of preferred stock, par value $0.0001 per share, to be determined and mutually agreed to in writing by CBRG and the Company prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed), and (b) all of the issued and outstanding HoldCo Shares (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law and (iii) will not have been issued in breach or violation of any preemptive rights or Contract to which HoldCo is a party or bound in any material respect.

Section 5.23          Extension of CBRG’s Term. If CBRG at any time determines that the Closing is unlikely to be consummated on or before November 15, 2024, then CBRG may seek, and take any actions that it deems necessary or advisable, to obtain the extension of the deadline for CBRG to consummate its initial business combination to a date after November 15, 2024 and to amend the Pre-Closing CBRG Memorandum and Articles of Association in connection therewith (any such extension and amendment, an “CBRG Extension”) from the requisite holders of CBRG Shares entitled to vote thereon, whether in person or by proxy at a meeting of CBRG Shareholders (or any adjournment thereof), required to so approve such extension in accordance with the Pre-Closing CBRG Memorandum and Articles of Association and applicable Law. CBRG may, in its sole discretion, seek and obtain more than one CBRG Extension. The Company shall reasonably cooperate with the CBRG Parties in connection with any CBRG Extension and shall otherwise take, or cause to be taken, any and all actions relating to a CBRG Extension that are necessary or reasonably required by the CBRG Parties in connection therewith, including in connection with the preparation, filing and mailing of any proxy materials (including, without limitation, notices of general meeting) to be sent to the CBRG Shareholders in connection with seeking the approval of the CBRG Shareholders of any such CBRG Extension.

Section 5.24          Company Change of Name. At least two (2) Business Days prior to the Closing Date, the Company shall cause its name to be changed to such name as may be mutually agreed by CBRG and the Company in writing (such agreement not to be unreasonably withheld, conditioned or delayed) and provide evidence of the same to CBRG.

Article 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1            Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)            no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b)            the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c)            the Company Shareholder Written Consent shall have been obtained;

(d)            the Required CBRG Shareholder Approval shall have been obtained;

(e)            HoldCo’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Company Merger Effective Time, HoldCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and HoldCo shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Company Merger Effective Time, and the HoldCo Shares (including, for the avoidance of doubt, the HoldCo Shares to be issued pursuant to the Mergers) shall have been approved for listing on Nasdaq;

(f)             after giving effect to the transactions contemplated hereby (including the 2024 Financing), HoldCo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Company Merger Effective Time; provided, that the closing condition set forth in this Section 6.1(f) shall not be applicable to the extent that such requirement has, prior to the Closing Date, been validly removed from the Governing Documents of CBRG;

(g)            The members of the post-closing HoldCo board of directors shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.18(b); and

(h)            HoldCo shall have executed a Warrant Assumption Agreement, assuming the CBRG warrants, subject to Closing.

Section 6.2            Other Conditions to the Obligations of the CBRG Parties. The obligations of the CBRG Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by CBRG (on behalf of itself and the other CBRG Parties) of the following further conditions:

(a)            (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.8(a)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect;

(b)           the Company shall not be in material breach of any of its covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)            since the date of this Agreement, no Company Material Adverse Effect has occurred;

(d)            at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to CBRG a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to CBRG;

(e)            CBRG shall have received duly executed employment agreements containing reasonably satisfactory non-competition agreements from Barrett Evans, Colin Stott, and Dominic Schiller;

(f)             HoldCo shall have assumed the SPAC Note;

(g)            The CBRG Existing Director Agreements shall have been terminated;

(h)            Each of Messrs. Wainstein, Cohen, Silberman, Baron and Wiener, directors of CBRG, shall have entered into agreements with the Company providing for the formation of a capital markets and financing advisory committee made up of Messrs. Wainstein, Cohen, Silberman, Baron and Wiener, with such directors each receiving compensation for services to such committee consisting of equity securities with value equal to $500,000 to be granted quarterly over the subsequent four quarters following the consummation of the transaction, which agreements shall be in form and substance reasonably agreeable to CBRG;

(i)             Any note between the Company and CBRG shall have been cancelled and forgiven;

(j)             CBRG shall have received duly executed Leak-out Agreements from each holder of Financing Notes; and

(k)            HoldCo and the Company shall have entered into an agreement providing for a $100 million equity line of credit with Keystone Capital Partners, LLC or its affiliates.

Section 6.3            Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)            (i) the CBRG Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.12(a) shall be true and correct in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects of such earlier date) and (iii) the representations and warranties of the CBRG Parties (other than the CBRG Fundamental Representations and the representations and warranties set forth in Section 4.12(a)) contained in Article 4 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a CBRG Material Adverse Effect;

(b)            none of the CBRG Parties shall be in material breach of any of their respective covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)            at or prior to the Closing, CBRG shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of CBRG, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(d)            CBRG Sponsor shall have performed or complied in all material respects with all agreements and covenants required by the Sponsor Letter Agreement to be performed or complied with by CBRG Sponsor on or prior to the CBRG Merger Effective Time, except where the failure by CBRG Sponsor to so perform or comply would not materially and adversely affect the Parties’ ability to consummate the transactions contemplated by this Agreement.

Section 6.4            Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement. None of the CBRG Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by a CBRG Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement.

Article 7
TERMINATION

Section 7.1            Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing solely:

(a)            by mutual written consent of CBRG and the Company;

(b)            by CBRG, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform or has otherwise breached any of its covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within thirty (30) days after written notice thereof is delivered to the Company by CBRG,; provided, however, that none of the CBRG Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied (assuming the Closing occurred as of such date);

(c)            by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any CBRG Party has failed to perform or has otherwise breached any of its covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within thirty (30) days after written notice thereof is delivered to CBRG by the Company; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied (assuming the Closing occurred as of such date);

(d)            Reserved.

(e)            by either CBRG or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; by either CBRG or the Company if the CBRG Shareholders Meeting has been held (including any adjournment thereof), has concluded, CBRG’s shareholders have duly voted and the Required CBRG Shareholder Approval was not obtained;

(f)             by CBRG, if the Company Shareholder Written Consent is not executed and delivered in accordance with Section 5.15 on or prior to the Company Shareholder Written Consent Deadline; provided that if the Company cures by delivering the Company Shareholder Written Consent within five (5) calendar days after the Company Shareholder Written Consent Deadline, then CBRG shall not have the right to terminate this Agreement pursuant to this Section 7.1(g); or

(g)            by either CBRG or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the CBRG Expiration Date (taking into account, for the avoidance of doubt, any extensions of the CBRG Expiration Date by virtue of one or more CBRG Extensions).

Section 7.2            Effect of Termination.

(a)            In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become null and void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 (other than Section 8.1) and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, in addition to any amounts owing by the Company pursuant to Section 7.2(b) the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud.

Article 8
MISCELLANEOUS

Section 8.1            Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Company Merger Effective Time, except for those covenants and agreements that, by their terms, contemplate performance after the Company Merger Effective Time. Effective as of the Company Merger Effective Time, there are no remedies available to the Parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the Parties, except, with respect to those covenants and agreements that, by their terms, apply or are to be performed in whole or in part after the Company Merger Effective Time, for the remedies that may be available under Section 8.17.

Section 8.2            Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents, the Confidentiality Agreement and the other documents, instruments and certificates referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) CBRG and the Company prior to the Company Merger Effective Time and (b) HoldCo, the CBRG Sponsor and the Company after the Company Merger Effective Time. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be null and void.

Section 8.3            Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) CBRG and the Company prior to the Company Merger Effective Time and (b) HoldCo, the CBRG Sponsor and the Company after the Company Merger Effective Time. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)            If to any CBRG Party (prior to the Company Merger Effective Time) or the CBRG Sponsor, to:

c/o Chain Bridge I

Attention:        Andrew Cohen

E-mail: ac@creo-llc.com

with a copy, which shall not constitute notice, to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave, NW, Ste. 900

Washington, DC 20001

Attention: Jonathan Talcott and Peter Strand

Telephone: (202) 689-2806

Email: jon.talcott@nelsonmullins.com and peter.strand@nelsonmullins.com

(b)            If to the Company or to HoldCo (after the Company Merger Effective Time), to:

Phytanix Bio, Inc.

Attention: Barrett Evans

701 Anacapa Street, Suite C

Santa Barbara, CA 93101

Email: bevans@phytanix.com

with a copy, which shall not constitute notice, to:

Law Offices of Catherine Basinger Evans

Attention: Catherine Evans

Email: cevans@cjbelaw.com

Telephone: (805) 351-3949

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5            Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, or in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York, provided that matters that, as a matter of the laws of the Cayman Islands, are required to be governed by the laws of the Cayman Islands (including, without limitation, the effects of the CBRG Merger and the fiduciary duties that may apply to the directors and officers of the Parties) shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters.

Section 8.6            Fees and Expenses. Except as otherwise set forth in this Agreement (including in Section 7.2(b)), all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, in the event the Closing occurs, unpaid CBRG Expenses shall be paid out of Aggregate Transaction Proceeds, provided that the effect of such payment shall be disregarded for the purposes of Section 6.1(f).

Section 8.7            Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) references from or through any date mean from and including or through and including such date, respectively, (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (l) the words “provided”, “delivered”, or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to CBRG, any documents or other materials posted to the electronic data room located at datasite.com under the project name “Phytanix” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (o) the phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8            Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the CBRG Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the CBRG Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the CBRG Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9            Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.16, Section 5.17, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The CBRG Sponsor shall be an express third-party beneficiary of Section 2.7, Section 5.2(d), Section 5.3(c), Section 5.4(a), Section 5.18, Section 7.2(b), Section 8.2, Section 8.3, this Section 8.9, Section 8.14, and Section 8.17.

Section 8.10          Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11          Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the Closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the Closing deliverables contemplated hereby) by e-mail, DocuSign or similar e-signature, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12          Knowledge of Company; Knowledge of CBRG. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to CBRG’s knowledge,” “to the knowledge of CBRG” and “known by CBRG” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the CBRG Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, other than for fraud, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the CBRG Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13          No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of CBRG or the Company shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein.

Section 8.14          Extension; Waiver. The Company prior to the Closing and the CBRG Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the CBRG Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the CBRG Parties set forth herein or (c) waive compliance by the CBRG Parties with any of the agreements or conditions set forth herein. CBRG (prior to the Closing Date) and the CBRG Sponsor (after the Closing Date), may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15         Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16          Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Federal or State Courts of the State of New York for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17          Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18          Trust Account Waiver. Reference is made to the final prospectus of CBRG, filed with the SEC on November 12, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that CBRG has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of CBRG’s public shareholders (including overallotment shares acquired by CBRG’s underwriters, the “Public Shareholders”), and CBRG may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of CBRG entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company, nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between CBRG or any of its Representatives, on the one hand, and, the Company, or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with CBRG or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with CBRG or its Affiliates).

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

CHAIN BRIDGE I

By:	/s/ Andrew Cohen
Name:	Andrew Cohen
Title:	Chief Executive Officer

CB HOLDINGS, INC.

By:	/s/ Andrew Cohen
Name:	Andrew Cohen
Title:	Authorized Signatory

CB MERGER SUB 1

By:	/s/ Andrew Cohen
Name:	Andrew Cohen
Title:	Authorized Signatory

CB MERGER SUB 2, INC.

By:	/s/ Andrew Cohen
Name:	Andrew Cohen
Title:	Authorized Signatory

PHYTANIX BIO

By:	/s/ Barrett Evans
Name:	Barrett Evans
Title:	Chief Executive Officer

EXHIBIT A

FORM OF SPONSOR LETTER AGREEMENT

(Attached)

EXHIBIT A

EXHIBIT B

FORM OF COMPANY SHAREHOLDER TRANSACTION SUPPORT AGREEMENT

(Attached)

EXHIBIT B

EXHIBIT C

FORM OF INVESTOR RIGHTS AGREEMENT

(Attached)

EXHIBIT C

EXHIBIT D

FORM OF CERTIFICATE OF DESIGNATIONS FOR HOLDCO PREFERRED SHARES

(Attached)

EXHIBIT D

EXHIBIT E

FORM OF LEAK-OUT AGREEMENT

(Attached)

EXHIBIT E